Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

INGEVITY CORPORATION,

OZARK HOLDINGS, INC.,

OZARK MATERIALS, LLC

AND

OZARK LOGISTICS, LLC

Dated as of July 31, 2022

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TABLE OF CONTENT

(continued)

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TABLE OF CONTENT

(continued)

Exhibits:

Exhibit A — Agreed Accounting Principles and Working Capital Calculation Methodology

Exhibit B — Form of Escrow Agreement

Exhibit C — Transaction Support Agreement

Exhibit D — Allocation Methodology

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EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), is entered into as of July 31, 2022, by and among Ingevity Corporation, a Delaware corporation (“Buyer”), Ozark Holdings, Inc., an Alabama corporation (“Seller”), Ozark Materials, LLC, an Alabama limited liability company (“Ozark Materials”), and Ozark Logistics, LLC, an Alabama limited liability company (“Ozark Logistics” and, together with Ozark Materials, the “Companies” and, each, a “Company”). Buyer, Seller and the Companies are referred to collectively herein as the “Parties”, and individually, as a “Party”.

RECITALS

A. As of the date hereof, (1) Seller directly owns all of the issued and outstanding limited liability company membership interests of each Company (collectively, the “Interests”), and (2) Ozark Materials directly owns all of the issued and outstanding limited liability company membership interests of each of the Subsidiaries.

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests, subject to the terms and conditions set forth herein.

C. Contemporaneously with the execution and delivery of this Agreement, Seller, Buyer, the Equityholders and the Excluded Subsidiaries have entered into that certain Transaction Support Agreement, which is attached hereto as Exhibit C.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

Article I
Definitions.

“Acquired Companies” means the Companies and the Subsidiaries, collectively.

“Action” means any claim, action, arbitration, charge, investigation, inquiry, inspection, notice, request for information, audit, suit, proceeding (including any civil, criminal, administration, investigation or appellate proceeding), litigation, complaint, demand or hearing, in each case, by or before any court or other Governmental Entity, or arbiter (or arbitration panel) or mediator.

“Adjustment Escrow Amount” means $1,500,000.00.

“Adjustment Escrow Funds” means the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement, which amount is originally equal to the Adjustment Escrow Amount.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (and correlative terms) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, by Contract, equity ownership or otherwise. For the avoidance of doubt, after Closing, the Acquired Companies will be Affiliates of Buyer.

“Affiliate Contract” is defined in Section 4.22.

“Agreed Accounting Principles” means using the accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies set forth on Exhibit A.

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 6.2(a)(ii).

“Allocation Methodology” is defined in Section 6.2(a)(ii).

“Allocation Schedule” is defined in Section 6.2(a)(ii).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Bank Accounts” is defined in Section 4.25.

“Base Purchase Price” is defined in the definition of Purchase Price.

“Benefit Plans” is defined in Section 4.18(a).

“Bolten Agreement” is defined in the definition of Bolten Beads Deposit.

“Bolten Beads Deposit” means an amount equal to (a) the deposit (as described in Section 34.B. of that certain Distribution, Manufacturing and Supply Agreement, dated as of May 11, 2019, by and among Middle East Petro Products, Bolten Beads and Ozark Materials (the “Bolten Agreement”)), plus (b) the amount of any accrued but unpaid interest thereon due and owing under the Bolten Agreement.

“Bolten Beads Suppliers” means, collectively, Middle East Petro Products and Bolten Beads.

“Bond” is defined in the Travelers Indemnity Agreement.

“Business” means the business of the Acquired Companies, including (a) the manufacturing, sale and distribution of pavement marking materials for roadway application and (b) delivery and logistics services, in the case of clause (b), both for Ozark Materials and third-party customers.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” is defined in the Preamble.

“Buyer Closing Certificate” is defined in Section 7.2(d).

“Buyer Return” is defined in Section 6.2(b)(ii).

“Buyer Return Standards” is defined in Section 6.2(b)(ii).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

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“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, should appear on a balance sheet of such lessee in respect of such Capital Lease.

“CARES Act” means the federal Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Closing” is defined in Section 2.3.

“Closing Cash” means, as of the Effective Time, determined in accordance with the Agreed Accounting Principles, (a) all cash, cash equivalents and statutory deposits of the Acquired Companies or the Business as of such time, plus (b) the amount of the Acquired Companies’ deposited but uncleared checks, drafts and wires issued prior to such time, but only to the extent a corresponding amount has been cleared from accounts receivable and such checks, drafts or wires in transit subsequently clear, less (c) the amount of outstanding checks written on, or drafts or wires issued against, the accounts of the Acquired Companies that have not yet cleared as of such time, less (d) any amounts in the Ozark Materials PPP Loan Escrow Account, less (e) the amount of any cash account overdrafts, including balances in the Acquired Companies’ ‘ledger overdraft’ accounts; provided, that, for the avoidance of doubt, Closing Cash shall exclude security deposits with landlords.

“Closing Date” is defined in Section 2.3.

“Closing Debt” means all Indebtedness of the Acquired Companies or the Business that is outstanding as of immediately prior to the Closing.

“Closing Transaction Expenses” means all Transaction Expenses that are unpaid as of immediately prior to the Closing.

“COBRA” means, collectively, Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law mandating health insurance continuation coverage for employees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” is defined in the Preamble.

“Companies’ Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Qualification and Power), Section 4.2 (Authorization of Transaction), Section 4.3 (Capitalization) and Section 4.5 (Brokers’ Fees).

“Companies’ Knowledge” means, with respect to a particular fact or other matter, the actual knowledge of such fact or matter, including any knowledge known or that would reasonably be expected to be known after due inquiry of such individual’s direct reports, on the part of any of William H. Carr, Leon M. Gross, III, D. Michael Dean, Jeffrey A. Webb, Michael J. Strickland, Derron C. Henderson and Robert A. Hanson, Jr.

“Company Assets” is defined in Section 6.2(a)(i).

“Company Benefit Plans” is defined in Section 4.18(a).

“Company Employees” is defined in Section 6.3(a).

“Company Transaction” is defined in Section 5.5.

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“Confidential Information” means any proprietary information concerning the business and affairs of the Acquired Companies that has not been made public appropriately and any other information included in the definition of Evaluation Material under the Confidentiality Agreement; provided, however, that Confidential Information shall not include any information that (a) is or becomes generally known within the industries in which the Acquired Companies operate without violation of this Agreement; (b) is intentionally disclosed or authorized for disclosure to the general public by the Acquired Companies; (c) solely with respect to Buyer, is known by it or its Affiliates before receipt thereof from or on behalf of the Acquired Companies; or (d) is or was independently developed by Buyer or its Affiliates without reliance on any Confidential Information. The Acquired Companies’ confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 6, 2022, by and between Seller and Buyer.

“Consent” means any approval, consent, authorization, ratification, waiver, designation, declaration or order of, notice to or registration, qualification, designation, declaration or filing with, or any other action by, any Governmental Entity or other Person.

“Contract” means any contract, lease, license, indenture, mortgage, note, bond, guarantee, debenture, deed of trust, lease, sublease, sale or purchase order, license, subcontract, indemnity, warranty and other agreement or other legally binding instrument, understanding, commitment, undertaking or arrangement of any nature, whether written or oral.

“Copyrights” is defined in the definition of Intellectual Property.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or other actions or procedures to comply with legal or public health requirements, Laws and Orders, in each case in connection with or in response to the COVID-19 Pandemic, including the CARES Act and Families First Coronavirus Response Act.

“COVID-19 Pandemic” means the SARS-CoV-2 or COVID-19 pandemic, including any evolutions or mutations thereof.

“Data Protection Laws” means any applicable federal, state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.

“DOJ” is defined in Section 5.2.

“Downward Adjustment” is defined in Section 2.6(a)(ii).

“Draft Closing Statement” is defined in Section 2.5(b).

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Electronic Delivery” is defined in Section 10.17.

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“Environmental, Health and Safety Requirements” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, natural resources or human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, emission, exposure, discharge, release, threatened release, control or cleanup of any Hazardous Materials as such requirements are enacted and in effect on or prior to the Closing Date.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under, or issued, granted, given, or authorized by or pursuant to Environmental, Health and Safety Requirements.

“Equity Interest Assignment” is defined in Section 2.4(a)(i).

“Equityholders” means, collectively, the following equityholders of Seller: William H. Carr, Jerry N. Carr and Leon M. Gross, III.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes the Acquired Companies.

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means the Escrow Agreement, to be entered into at Closing by and among the Escrow Agent, Buyer and Seller, substantially in the form attached hereto as Exhibit B.

“Estimated Cash Price” is defined in Section 2.5(a).

“Estimated Closing Statement” is defined in Section 2.5(a).

“Estimated Purchase Price” is defined in the definition of Purchase Price.

“Excluded Subsidiaries” means (a) Ozark Distribution, (b) Ozark Safety, (c) Ozark Traffic, (d) Ozark Holdings of Florida, LLC, an Alabama limited liability company, and (e) Mobile Holding Company, LLC, an Alabama limited liability company.

“Extinguished Debt” is defined in Section 2.2(c).

“FAR” is defined in Section 4.31(f).

“Final Cash Price” is defined in Section 2.6(a).

“Final Purchase Price” is defined in the definition of Purchase Price.

“Final Working Capital” is defined in Section 2.6(a).

“Financial Statements” is defined in Section 4.8.

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“Fraud” means knowing and intentional common law fraud (as interpreted by Delaware courts applying Delaware law) by a Party in making the representations and warranties set forth in Section 3.1 (with respect to Seller), Section 3.2 (with respect to the Buyer) or Article IV (with respect to the Companies). For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud claim.

“FTC” is defined in Section 5.2.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Contract” means any prime contract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with any Governmental Entity. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or quasi-governmental authority or private body exercising any executive, legislative, judicial, regulatory, taxing or other governmental function.

“Hazardous Materials” means all pollutants, contaminants, and hazardous, dangerous or toxic materials or substances (whether solid, liquid or gas), including petroleum and petroleum products, asbestos and asbestos-containing materials, mold, polychlorinated biphenyls, urea-formaldehyde insulation, radon and any other material or substance regulated under any Environmental, Health and Safety Requirement.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and, in each case, the regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, capital or net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof); provided, however, that the term “Income Tax” shall not include any sales or use Tax, property taxes, gross receipts taxes, or any other non-income taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, without duplication, the sum of the following amounts of the Acquired Companies or the Business, whether or not contingent to repay in full such amounts due and terminate all obligations with respect thereto: (a) the principal and accrued interest, including all fees and obligations thereunder (including any prepayment or termination penalties, premiums or fees arising or which will arise out of the prepayment thereof prior to its maturity and termination), of any (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds (excluding surety or performance bonds as to which the beneficiary has not asserted any claim), debentures, notes or other similar instruments or debt securities; (iii) Liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items; and (iv) Liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements; (b) Liabilities to pay the deferred or installment purchase price of property or services other than current Liabilities taken into account in the calculation of the Working Capital; (c) any deferred purchase price Liabilities related to past acquisitions or divestitures (including any “earn-out”, “hold back” or similar deferred payments); (d) Capital Lease Obligations; (e) any amounts guaranteed in any manner by the Acquired Companies (including guarantees in the form of an agreement to repurchase or reimburse), other than the guaranty of the obligations of one or more Acquired Companies by one or more Acquired Companies; (f) any accrued and unpaid Income Taxes of the Acquired Companies for any Pre-Closing Tax Period or any Pre-Closing Straddle Period; (g) any bonus, severance or deferred compensation owed to current or former employees of the Acquired Companies or accrued by the Acquired Companies (in accordance with GAAP) as of the Closing Date but not yet paid; (h) the employer portion of any unpaid employment-related Taxes (including payroll Taxes) of the Acquired Companies with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period (including with respect to the items described in clause (g)), in each case, that were deferred pursuant to Section 2302 of the CARES Act or under any similar state or local Law; and (i) credit card payables.

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“Independent Accountant” is defined in Section 2.5(d).

“Intellectual Property” means all intellectual property and other similar proprietary rights, whether registered or unregistered, including all of the following in any jurisdiction throughout the world: (a) all inventions and discovery inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and counterparts claiming priority therefrom, and related patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof and all rights associated with any of the foregoing (together, the “Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, and other source or business identifiers, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (together, the “Trademarks”), (c) all copyrights and works of authorship, and other copyrightable works, whether or not copyrightable, and whether published or unpublished, including software code, translations, documentation, marketing and training materials, user interface designs, compilations, and databases, and all applications, registrations, and renewals in connection therewith, and all derivative works, adaptions, compilations, and combinations of the foregoing (together, the “Copyrights”), (d) all trade secrets and other confidential and proprietary business information and other information that derives economic value from not being generally known (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (together, the “Proprietary Information”), (e) all Software, (f) all other proprietary rights.

“Intellectual Property Agreements” means any Contract that involves Intellectual Property, including but not limited to all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, and permissions to use Intellectual Property that is not owned by an Acquired Company or pursuant to which an Acquired Company grants any other Person the right to use any Intellectual Property owned or licensed by an Acquired Company.

“Intended Tax Treatment” is defined in Section 6.2(a)(i).

“Intercompany Obligation” is defined in Section 5.9.

“Interests” is defined in the Recitals.

“Interim Financial Statements” is defined in Section 4.8.

“IRS” means the United States Internal Revenue Service.

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“Laws” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, binding directive, code, regulatory or administrative guidance, Order, constitution, treaty, requirement, rule or principle of common law of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in the Business.

“Leases” is defined in Section 4.13(b).

“Liability” means any duty, debt, guarantee, responsibility, commitment, expense, obligation or liability (including Indebtedness) of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, regardless of whether any such liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, financing statement, hypothecation, security interest, easement, plat restriction, deed restriction, right of first refusal, preemption right, restriction of any nature on the voting, ownership or transfer of any security, or material restriction on the use, ownership or transfer of any asset other any security, or other security interest.

“Made Available” means that the subject document(s) or other information, as the case may be, was posted by or on behalf of Seller to the “Project Eagle – Materials & Logistics” virtual data room established and maintained in connection with the Transactions using the Datasite file sharing platform as of July 29, 2022, and such subject document(s) remained accessible to Buyer and its Affiliates and representatives from such date through the Closing Date.

“Material Adverse Effect” means any effect, circumstance or change that, when considered individually or in the aggregate, would be or would reasonably be expected to have a materially adverse effect on (x) the condition (financial or otherwise), assets, liabilities, operations, results of operations of the Acquired Companies, (y) the Business, or (z) the ability of Seller to consummate the Transactions; provided, that a Material Adverse Effect will exclude any effect, circumstance or change relating to or arising from (a) any failure by the Acquired Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (although the underlying facts and circumstances resulting in such failure shall be taken into account); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the Transactions (including any termination or disruption in vendor, supplier, client, partner or similar relationships, or any loss of employees due to such announcement, pendency or consummation) (except that this clause (b) will not be taken into account for actions in accordance with Section 2.4(a)(xi) and Section 4.4); (c) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Acquired Companies, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, Orders or other binding directives issued by any Governmental Entity, (vi) disease outbreaks, epidemics or pandemics (including the COVID-19 Pandemic), (vii) any COVID-19 Measures, or (viii) the taking of any action required to be taken by Seller or the Companies in accordance with this Agreement, except in the cases of clauses (i) through (vii), to the extent that the business of the Acquired Companies is disproportionately affected thereby as compared to other companies or businesses operating in the same industries as the Acquired Companies; or (d) any action taken by Buyer or its Affiliates with respect to the Transactions and the other Transaction Documents in violation of this Agreement.

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“Material Contracts” is defined in Section 4.15.

“Material Customers” is defined in Section 4.24.

“Material Permits” is defined in Section 4.11(d).

“Material Suppliers” is defined in Section 4.24.

“McGuireWoods” means McGuireWoods LLP.

“Most Recent Balance Sheet” means the balance sheet contained within the Interim Financial Statements.

“Most Recent Balance Sheet Date” is defined in Section 4.8.

“Net Cash Purchase Price” means an amount equal to (a) the Purchase Price, less (b) the Escrow Amount; provided, that (i) in computing the Net Cash Purchase Price for purposes of determining the payments to be made at Closing pursuant to Section 2.2, as set forth in Section 2.5(a), the Parties will use the estimate of Closing Transaction Expenses set forth in the Estimated Closing Statement and the Estimated Purchase Price in such computation, and (ii) in computing the Final Cash Price pursuant to Section 2.6(a), the Parties will use Closing Transaction Expenses as determined pursuant to Section 2.5(c) and Section 2.5(d) and the Final Purchase Price in such computation.

“New Plans” is defined in Section 6.3(c).

“Objection Notice” is defined in Section 2.5(c).

“OFAC” is defined in Section 4.30(a).

“Old Plans” is defined in Section 6.3(c).

“Open Source” means any software or other material that is made generally available to the public, under “open source” licenses (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD, the Apache License or any similar license arrangement) and without requiring the payment of any fees or royalties.

“Order” means any decree, injunction, judgment, order, ruling, writ, charge, verdict, determination, assessment or arbitration award issued, made, rendered, entered or imposed by any Governmental Entity, arbitrator or arbitral body, whether arising from an Action or applicable Law, or any binding settlement or mediation agreement.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies consistent with the Acquired Companies’ past practice (including with respect to quantity and frequency). For all purposes in this Agreement, any action, change or modification taken by the Acquired Companies pursuant to any COVID-19 Measure prior to the date hereof shall be considered to have been taken in the Ordinary Course of Business.

“Outside Date” is defined in Section 9.1(b).

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“Owned Real Property” is defined in Section 4.13(a).

“Owned Real Property Disclosure Documents” is defined in Section 4.13(a).

“Ozark Distribution” means Ozark Distribution Services, LLC, a Louisiana limited liability company.

“Ozark Indiana” is defined in the definition of Subsidiaries.

“Ozark Logistics” is defined in the Preamble.

“Ozark Logistics PPP Loan” means that certain SBA Loan #1976009004, granted on May 24, 2021, by the PPP Lender to Ozark Logistics with the original principal amount of $682,219.35 and an interest rate of 1.000%.

“Ozark Materials” is defined in the Preamble.

“Ozark Materials PPP Loan” means that certain SBA Loan #1904539000, granted on May 21, 2021, by the PPP Lender to Ozark Materials with the original principal amount of $1,205,945.50 and an interest rate of 1.000%.

“Ozark Materials PPP Loan Escrow Account” means a separate escrow account maintained pursuant to the terms of the Ozark Materials PPP Loan Side Letter Agreement.

“Ozark Materials PPP Loan Side Letter Agreement” means that certain side letter agreement entered into on May 3, 2022 between Ozark Materials and the PPP Lender in respect of the Ozark Materials PPP Loan.

“Ozark Safety” means Ozark Safety Services, LLC, an Alabama limited liability company.

“Ozark Traffic” means Ozark Traffic Management, LLC, an Alabama limited liability company.

“Party” and “Parties” is defined in the Preamble.

“Patents” is defined in the definition of Intellectual Property.

“Payoff Letters” is defined in Section 2.4(a)(ii).

“Permits” means licenses, certificates, permits, variances, franchises, registrations, consents, approvals and other authorizations, and similar rights required by Law and issued by a Governmental Entity.

“Permitted Liens” means any (a) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) purchase money Liens; (c) mechanics’, carriers’, workmen’s, repairmen’s or other similar statutory Liens, arising or incurred in the Ordinary Course of Business; (d) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property, which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon; (e) easements, covenants, conditions, restrictions and other similar matters of record affecting any Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business conducted thereon; and (f) Liens arising under the Traveler’s Indemnity Agreement and any other Contract issued pursuant thereto.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization or any other business entity or Governmental Entity.

“Personal Data” means any personally identifying data about an individual, and includes any data that constitutes “personal data,” “personal information” or the equivalent under any applicable Data Protection Law.

“Post-Closing Tax Period” means any taxable year or period beginning after the Effective Time.

“PPP Lender” means United Bank.

“Pre-Closing Straddle Period” is defined in Section 6.2(d).

“Pre-Closing Tax Period” means any taxable period ending at or before the Effective Time.

“Pre-Closing Taxes” means (a) any obligation of the Acquired Companies for any Taxes for any Pre-Closing Tax Period or any Pre-Closing Straddle Period, (b) all Taxes imposed on the Acquired Companies by reason of being or having been a member of an affiliated, consolidated, combined, aggregated, or unitary group before the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) any Taxes of any Person (other than the Acquired Companies) imposed on an Acquired Company as a transferee or successor, by any Tax Sharing Agreement, or pursuant to applicable Law, which Taxes relate to an event or transaction occurring before the Closing.

“Proprietary Information” is defined in the definition of Intellectual Property.

“Purchase Price” means an amount equal to (a) $325,000,000 (the “Base Purchase Price”), plus (b) Closing Cash, minus (c) Closing Debt, plus (d) if Working Capital exceeds the Working Capital Target, an amount equal to such excess, minus (e) if the Working Capital Target exceeds Working Capital, an amount equal to such excess, minus (f) Closing Transaction Expenses; provided, that (x) in computing the Purchase Price for purposes of determining the payments to be made at Closing pursuant to Section 2.2 (the amount of Purchase Price so computed, the “Estimated Purchase Price”), as set forth in Section 2.5(a), the Parties will use the estimates of Closing Cash, Closing Debt, Closing Transaction Expenses, and Working Capital set forth in the Estimated Closing Statement in such computation, and (y) in computing the Purchase Price for purposes of determining the Final Cash Price pursuant to Section 2.6(a) (the amount so computed, the “Final Purchase Price”), the Parties will use the final determination of Closing Cash, Closing Debt, Closing Transaction Expenses, and Final Working Capital as finally determined pursuant to Section 2.5(c) and Section 2.5(d), as applicable, in such computation.

“R&W Insurer” means DUAL Transactional Risk, a division of DUAL Commercial LLC.

“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy Number TRA090666 to be issued by the R&W Insurer to Buyer.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Related Party” is defined in Section 4.22.

“Retained Claims” is defined in Section 8.2.

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“Retained Insurance Policies” is defined in Section 6.9(a).

“Sanctioned Person” is defined in Section 4.30(a).

“SBA” means the U.S. Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Return” is defined in Section 6.2(b)(i).

“Seller Return Standards” is defined in Section 6.2(b)(i).

“Seller Closing Certificate” is defined in Section 7.1(d).

“Seller’s Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification of Seller), Section 3.1(b) (Authorization of Transaction), Section 3.1(e) (Brokers’ Fees) and Section 3.1(f) (Interests).

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Striping” means Ozark Striping Company, LLC, an Alabama limited liability company (f/k/a Ozark Striping Company, Inc.), and former Affiliate of Seller.

“Striping Purchaser” means Frontline Road Safety Unblocked Holdings, LLC, a Delaware limited liability company, and purchaser of Striping.

“Striping TSA” means that certain Transaction Support Agreement, dated as of May 31, 2022, by and among the Striping Purchaser, the Equityholders (as defined therein), Seller, the Companies, the Subsidiaries, and the other parties named therein.

“Subsidiaries” means, together, the following entities, each of which is a limited liability company organized under the laws of Alabama: (a) Ozark Materials Indiana, LLC (“Ozark Indiana”) and (b) Ozark Materials Nevada, LLC.

“Surviving Covenant” means that the covenants and agreements set forth in this Agreement that by their terms are required to be performed at or after Closing shall survive Closing until they have been performed or satisfied in full.

“Tail Policy” means a tail policy to the current Director, Manager and Officer, Employment Practices Liability and Fiduciary insurance coverage to protect directors, officers and employees of the Acquired Companies for a six-year runoff period with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions at least as favorable, in the aggregate, as the coverage currently provided by such current policy.

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“Tax” or “Taxes” means (a) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, escheat, unclaimed property, capital stock, social security, Medicare, unemployment, disability, payroll, license, employee, customs, goods and services, recording, profit, employment, environmental (including taxes under Code Section 59A), digital services, social security (or similar, including FICA) or other withholding, or other tax or fee of any kind imposed by any Governmental Entity, and (b) any interest, penalties, fines, additions to tax, or additional amounts imposed in connection with any item described in clause (a).

“Tax Contest” is defined in Section 6.2(h)(i).

“Tax Purchase Price” is defined in Section 6.2(i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means a Contract, the primary subject matter of which is the sharing, allocation or indemnification of Taxes excluding any customary commercial or financing arrangement in an agreement entered into in the Ordinary Course of Business the primary subject matter of which does not relate to Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trade Compliance Laws” is defined in Section 4.30(a).

“Trademarks” is defined in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Transaction Support Agreement, the Equity Interest Assignment, and each other agreement, document, instrument, or certificate contemplated by this Agreement to which Buyer, Seller, or the Companies is a party or to be executed or delivered by Buyer, Seller, or the Companies in connection with the consummation of the Transaction.

“Transaction Expenses” means (a) any fees, expenses, costs, payments and other similar amounts that have been incurred at or prior to Closing (whether or not invoiced prior to the Closing) by or on behalf of the Business, the Acquired Companies or Seller, or to which any Acquired Company is or becomes subject to or liable for, in connection with this Agreement and the Transactions, including any investment banking, accounting, advisory, broker’s, finder’s, escrow agent or legal fees, management fees, and fees to be paid to any Governmental Entity or other Person; (b) any stay bonus, transaction completion bonus, change in control payment, payment to terminate any compensatory arrangement at Closing, severance or other similar payment made or required to be made to directors, managers, officers, consultants or employees of the Acquired Companies as a result of this Agreement or the consummation of the Transactions (together with the employer portion of any payroll, social security, unemployment or similar Tax imposed with respect to such amounts), including any payments owed from the vesting of equity in accordance with a Company Benefit Plan or other Contract with a Company Employee, other than as a result of Contracts made by the Acquired Companies following Closing or by Buyer; and (c) one-half of all costs and expenses associated with the Escrow Agreement.

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“Transaction Support Agreement” is defined in the Recitals.

“Transaction Tax Deductions” means, without duplication, any item of loss or deduction for Income Tax purposes resulting from or attributable to (a) any Transaction Expenses and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity or option exercise or cancellation payments, or similar payments made or to be made by the Acquired Companies in connection with or resulting from Closing (or included as a Liability in the calculation of Working Capital); (b) any fees, expenses, prepayment premiums and interest (including amounts treated as interest for U.S. federal Income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Acquired Companies with respect to the payment of Indebtedness in connection with Closing or included as a Liability in the calculation of Working Capital; (c) any fees paid under any applicable management agreement(s); and (d) any payroll or employment Taxes with respect to the amounts set forth in clauses (a) of this definition, in each case, solely to the extent that such amounts are borne by Seller (whether directly or indirectly as a reduction of the Purchase Price). The Parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (a).

“Transactions” means the transactions described in or contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax Returns” is defined in Section 6.2(c).

“Transfer Taxes” is defined in Section 6.2(c).

“Travelers” means Travelers Casualty and Surety Company of America.

“Travelers Indemnity Agreement” means that certain General Agreement of Indemnity, dated September 20, 2004, by and between Striping and Travelers, as amended by that certain Additional Indemnitor Rider, dated October 18, 2011, by Ozark Safety, that certain Additional Indemnitor Rider, dated March 28, 2012, by Ozark Materials, that certain Additional Indemnitor Rider, dated August 22, 2016, by Ozark Distribution, that certain Additional Indemnitor Rider, dated May 3, 2019, by Ozark Traffic, that certain Additional Indemnitor Rider, dated May 23, 2022, by Seller, and that certain Letter Agreement, dated May 26, 2022.

“Upward Adjustment” is defined in Section 2.6(a)(i).

“WARN Act” is defined in Section 4.10(q).

“Working Capital” means (a) the sum of the current assets of the Acquired Companies that are recorded in those general ledger accounts identified on Exhibit A under the heading “Current Assets”, minus (b) the sum of the current liabilities of the Acquired Companies that are recorded in those general ledger accounts identified on Exhibit A under the heading “Current Liabilities”, as adjusted for (x) the four items that together constitute the “Total Exclusions” and (y) the nine items that constitute the “Total Adjustments” identified on Exhibit A; in each case, as determined (A) as of the Effective Time and (B) in accordance with the Agreed Accounting Principles and in manner consistent with the sample calculation of Working Capital as set forth on Exhibit A.

“Working Capital Target” means $45,400,000.

“Year-End Financial Statements” is defined in Section 4.8.

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Article II
Purchase and Sale of INTERESTS.

Section 2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, at Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Interests in exchange for the consideration specified in Section 2.2.

Section 2.2 Closing Payments. At Closing, Buyer shall:

(a) deposit the Adjustment Escrow Amount with the Escrow Agent pursuant to the wire instructions provided by the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement;

(b) pay the Estimated Cash Price to Seller via wire transfer of immediately available funds pursuant to the wiring instructions for such payment as set forth in the Estimated Closing Statement;

(c) on behalf of the Acquired Companies, pay off the Closing Debt set forth in the Estimated Closing Statement and in accordance with the terms set forth in the Payoff Letters (the “Extinguished Debt”); and

(d) on behalf of the Acquired Companies and/or Seller, as the case may be, pay the Closing Transaction Expenses to the appropriate payees in accordance with the instructions provided therefor by Seller in the Estimated Closing Statement; provided, that in the event that any Closing Transaction Expenses are compensation to employees of any Acquired Company, such Closing Transaction Expenses shall be paid to the applicable Acquired Company, which shall then disburse such amounts to the applicable recipient employees through such Acquired Company’s payroll procedures, in each case, subject to applicable withholding and Taxes.

Section 2.3 Closing. The closing of the Transactions (“Closing”) shall take place via Electronic Delivery of the documents required hereunder on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at Closing itself) set forth in Sections 7.1 and 7.2 or such other date as Buyer and Seller may mutually determine in writing (the “Closing Date”).

Section 2.4 Deliveries at Closing. At Closing:

(a) Seller shall deliver to Buyer the following:

(i) A transfer instrument for the transfer of the Interests to Buyer, in a form reasonably satisfactory to Buyer, duly executed by Seller (the “Equity Interest Assignment”);

(ii) Payoff letters for the Closing Debt, which include wiring instructions and, if applicable, UCC-3 termination statements and any other release upon receipt of payoff amounts of any and all Liens any lenders have against the Acquired Companies’ or the Business’ assets, in a form reasonably satisfactory to Buyer (the “Payoff Letters”);

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(iii) The Escrow Agreement, duly executed by Seller;

(iv) A certificate executed by an officer of each Company: (A) having attached thereto resolutions of (x) Seller’s board of directors and (y) the Companies’ board of managers, in each case, authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which each Company is a party and the consummation of the Transactions; (B) having attached thereto the certificate of formation and limited liability company agreement of each Acquired Company as in effect at the time of Closing with a certification that such documents have not been superseded or amended as of Closing; and (C) certifying the incumbency, signature and authority of the officers of Seller and the Companies authorized to execute, deliver and perform this Agreement and the other documents contemplated hereby to which Seller and each Company is a party on behalf of Seller and such Company, as applicable;

(v) Seller Closing Certificate;

(vi) A certificate of good standing for each Acquired Company from its respective state of formation, as applicable, dated no more than five days prior to the Closing Date;

(vii) An IRS Form W-9, properly completed and executed by Seller;

(viii) Evidence of the termination of all Intercompany Obligations and Affiliate Contracts identified on Section 2.4(a)(viii) of the Disclosure Schedule with no Liability to the Acquired Companies, in a form reasonably satisfactory to Buyer;

(ix) Resignations effective as of the Closing Date of all the Acquired Companies officers and directors (or equivalent member of a governing body), in a form reasonably satisfactory to Buyer;

(x) the third-party consents set forth on Section 2.4(a)(x) of the Disclosure Schedule, duly executed by the applicable third party; and

(xi) such other documents as may be reasonably requested by Buyer and necessary and appropriate to give effect to the Transactions.

(b) Buyer shall deliver to Seller the following:

(i) The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii) A certificate executed by an officer of Buyer: (A) having attached thereto resolutions of Buyer’s board of directors or managers (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which Buyer is a party and the consummation of the Transactions; (B) having attached thereto the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (or similar organizational documents) of Buyer as in effect at the time of Closing with a certification that such documents have not been superseded or amended as of Closing; and (C) certifying the incumbency, signature and authority of the officers of Buyer authorized to execute, deliver and perform this Agreement and the other documents contemplated hereby to which Buyer is a party on behalf of Buyer;

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(iii) The Buyer Closing Certificate; and

(iv) A true and correct copy of the R&W Policy (and all amendments thereto) and evidence reasonably satisfactory to Seller that such R&W Policy is issued and effective.

Section 2.5 Purchase Price Adjustment.

(a) No fewer than three Business Days prior to the anticipated Closing Date, but no earlier than five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer, a statement (the “Estimated Closing Statement”), setting forth Seller’s good faith estimate, together with reasonable supporting detail and accompanied by a schedule setting forth the relevant calculations of each of (i) Closing Cash, (ii) Closing Debt, (iii) Closing Transaction Expenses and the payees thereof along with their respective wiring instructions, and (iv) Working Capital, which amounts shall be used to determine the calculation of the Purchase Price, Net Cash Purchase Price and other payments to be made pursuant to Section 2.2 at Closing (the Net Cash Purchase Price calculated based upon the estimated amounts set forth on the Estimated Closing Statement shall be referred to herein as the “Estimated Cash Price”). The Estimated Closing Statement shall also include the amount due to, and wire instructions for, each Person entitled to receive any payment pursuant to Section 2.2. The Estimated Closing Statement shall be prepared in a manner consistent with the definitions set forth in this Agreement. Prior to Closing, Seller shall provide to Buyer whatever information or documentation in Seller’s or the Acquired Companies’ possession, custody or control that is reasonably necessary for Buyer to review the Estimated Closing Statement. Prior to the Closing, Seller shall consider in good faith any reasonable comments to the Estimated Closing Statement made by Buyer; provided that in no event shall any such comments delay the Closing.

(b) As promptly as practicable, but in any event within 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a draft statement (the “Draft Closing Statement”), setting forth Buyer’s good faith determination of (i) Closing Cash, (ii) Closing Debt, (iii) Closing Transaction Expenses, and (iv) Working Capital. Buyer shall, and shall cause the Acquired Companies to, provide reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), and personnel of Buyer and the Acquired Companies, in each case that is reasonably requested by Seller in order to enable Seller to confirm or dispute the accuracy of the information set forth on the Draft Closing Statement following the delivery thereof to Seller or to participate in the dispute resolution process set forth in this Section 2.5.

(c) If Seller disagrees with the Buyer’s computation of Closing Cash, Closing Debt, Closing Transaction Expenses, or Working Capital set forth on the Draft Closing Statement, then Seller may, within 45 days after receipt of the Draft Closing Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth Seller’s calculation of such items. The Objection Notice shall specifically state Seller’s disagreement with the information set forth on the Draft Closing Statement and the basis therefor. If an Objection Notice is not delivered within such time period, then the amount of Closing Cash, Closing Debt, Closing Transaction Expenses, and Working Capital set forth on the Draft Closing Statement shall be final, conclusive and binding upon the Parties. If an Objection Notice is delivered and it does not object to one or more of the amount of Closing Cash, Closing Debt, Closing Transaction Expenses, or Working Capital in each case as set forth on the Draft Closing Statement, then the item(s) for which no objection was made shall be final, conclusive and binding upon the Parties.

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(d) If an Objection Notice is delivered within the 45-day period required by Section 2.5(c), Buyer and Seller shall, during the 30-day period following the receipt by Buyer of such notice, use their reasonable good faith efforts to reach agreement on the disputed items or amounts, but if they do not obtain a complete and final resolution within such 30-day period, then Buyer and Seller will jointly retain the dispute resolution group of BDO USA, LLC, with which the Parties acknowledge that they have no current engagement (unless another accounting firm is mutually agreed to in writing between Buyer and Seller prior to such time) (the “Independent Accountant”), to resolve any remaining disagreements. In connection with the retention by Buyer and Seller of the Independent Accountant, Buyer and Seller shall each execute an engagement letter with the Independent Accountant in a form reasonably satisfactory to each of Buyer and Seller. Buyer and Seller shall direct the Independent Accountant to render a determination within 30 Business Days of its retention, and the Parties and their respective employees shall cooperate with the Independent Accountant during its engagement. The Independent Accountant shall consider only those items in dispute. The Independent Accountant’s determination shall be (i) based on the definitions of, and methodologies to calculate, each of Closing Cash, Closing Debt, Closing Transaction Expenses, and Working Capital, as the case may be, and any related terms (i.e., not on the basis of an independent review), and (ii) conclusive and binding upon the Parties. The Independent Accountant’s determination of the matters raised in the Objection Notice cannot be more favorable to Buyer than the related amount reflected on the Draft Closing Statement nor more favorable to Seller than the related amount reflected in the Objection Notice. The fees and expenses of the Independent Accountant will be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the matters raised in the Objection Notice not awarded to such Party bears to the amount actually contested by such Party. For example, if Seller claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves such matters by awarding to Seller, in the aggregate, $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., $300 ÷ $1,000) to Buyer and 70% (i.e., $700 ÷ $1,000) to Seller.

Section 2.6 Payment of Purchase Price Adjustment.

(a) Within five Business Days after the final determination of each of Closing Cash, Closing Debt, Closing Transaction Expenses, and Working Capital (“Final Working Capital”) pursuant to Section 2.5(c) and Section 2.5(d), as applicable, (x) the Purchase Price and Net Cash Purchase Price shall be recomputed using such finally determined amounts (the Net Cash Purchase Price calculated using such finally determined amounts shall be referred to herein as the “Final Cash Price”), and (y):

(i) If the Final Cash Price exceeds the Estimated Cash Price (the amount of such excess, the “Upward Adjustment”), then within three Business Days after the determination of the Final Cash Price:

(1) Buyer shall pay to Seller an aggregate amount equal to the Upward Adjustment; and

(2) Buyer and Seller shall jointly instruct the Escrow Agent to release the entire Adjustment Escrow Fund to Seller in accordance with the Escrow Agreement; or

(ii) If the Estimated Cash Price exceeds the Final Cash Price (the amount of such excess, the “Downward Adjustment”), then within three Business Days after the determination of the Final Cash Price, Buyer and Seller shall jointly instruct the Escrow Agent to immediately release (and in the case of clause (B) below, Seller shall pay to Buyer):

(1) if the amount of the Downward Adjustment is less than or equal to the Adjustment Escrow Fund:

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(I) to Buyer, an amount from the Adjustment Escrow Fund equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Downward Adjustment; and

(II) to Seller, an amount from the Adjustment Escrow Fund equal to the amount by which, if any, the Adjustment Escrow Amount exceeds the Downward Adjustment; and

(2) if the amount of the Downward Adjustment is in excess of the Adjustment Escrow Fund:

(I) to Buyer, the Adjustment Escrow Fund; and

(II) Seller shall pay to Buyer the amount of the Downward Adjustment that is in excess of the Adjustment Escrow Fund.

(iii) If the Final Cash Price equals the Estimated Cash Price paid to Seller at Closing pursuant to Section 2.2, then no payment shall be due from any Party pursuant to this Section 2.6.

(b) Subject to the terms of the Escrow Agreement, any amounts payable pursuant to Section 2.6(a) shall be made by wire transfer of immediately available funds to (i) the account or accounts designated in writing by Seller, with respect to payments owed to Seller or (ii) the account designated in writing by Buyer, with respect to payments owed to Buyer.

Section 2.7 Ozark Materials PPP Loan Escrow Account.

(a) If a final determination with respect to forgiveness of any portion of the Ozark Materials PPP Loan has not been provided by the PPP Lender (or the SBA) prior to Closing, Seller shall deliver, or cause to be delivered, into the Ozark Materials PPP Loan Escrow Account established by the PPP Lender pursuant to the terms of the Ozark Materials PPP Loan Side Letter Agreement, an amount in cash equal to (i) the principal amount outstanding of the Ozark Materials PPP Loan, with any accrued and outstanding interest and expenses thereon as of Closing, together with interest thereon for an additional period of one year following Closing, less (ii) any amount then held in the Ozark Materials PPP Loan Escrow Account. The funds in the Ozark Materials PPP Loan Escrow Account shall be available solely to satisfy the portion of any unforgiven portion of the Ozark Materials PPP Loan or for release to Seller, as set forth below.

(b) In the event of a final determination by the PPP Lender (or the SBA) that any portion of the Ozark Materials PPP Loan has been forgiven in whole or in part pursuant to Section 1106 of the CARES Act, Buyer and Seller shall cooperate to cause the forgiven amount (and, if applicable, any other amount not used to settle the Ozark Materials PPP Loan) to be released from the Ozark Materials PPP Loan Escrow Account and paid to Seller. In the event the PPP Lender (or the SBA, as applicable) determines not to forgive all or any portion of the Ozark Materials PPP Loan and thereafter provides written confirmation that all or an additional portion of Ozark Materials PPP Loan is forgiven, then Buyer and Seller shall cooperate to cause such amount to be paid to Seller as set forth above.

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(c) Buyer shall, and shall cause the Acquired Companies to, at Seller’s sole cost and expense (with respect to any out-of-pocket costs and expenses incurred by Buyer or the Acquired Companies), cooperate in good faith with Seller, in connection with the Ozark Materials PPP Loan (i) to continue to seek forgiveness pursuant to the CARES Act and the application for forgiveness heretofore submitted by Ozark Materials; (ii) evaluate and respond to any inquiry, review, audit or inspection by a Governmental Entity in connection with the application for forgiveness of the Ozark Materials PPP Loan; (iii) assist and support Seller and its counsel in contesting or defending against any determination not to forgive any portion of the Ozark Materials PPP Loan, including by assisting in the preparation and submission of any communications to the PPP Lender, the SBA or any Governmental Entity in connection therewith; and (iv) take all other actions reasonably necessary or advisable to obtain forgiveness of the Ozark Materials PPP Loan to the maximum extent eligible under the CARES Act, including (A) working with Seller to submit any amendments, supplements or other materials requested or required by the PPP Lender, the SBA or any Governmental Entity in connection therewith, (B) providing Seller and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to Ozark Materials and to the offices, properties, senior personnel, and relevant financial books and records of Ozark Materials as Seller reasonably desires in connection with the forgiveness process, (C) notifying Seller promptly of any developments, or written or oral communications or correspondence received from or with the PPP Lender, the SBA or any Governmental Entity, in each case, in respect of the Ozark Materials PPP Loan or the forgiveness thereof, and (D) providing Seller the opportunity to (x) prepare and respond to any such communication or correspondence, and (y) participate in any teleconference or in-person meeting with any representatives of the PPP Lender, the SBA or any Governmental Entity relating to the Ozark Materials PPP Loan or the forgiveness thereof. From and after Closing, Buyer shall not, and shall cause its Affiliates (including, from and after Closing, the Acquired Companies) not to, (i) take any action or inaction that could reasonably be expected to directly result in a determination not to forgive all or any portion of the Ozark Materials PPP Loan or (ii) agree to any determination, settlement or other resolution with the PPP Lender (or the SBA, as applicable) in respect of all or any portion of such Ozark Materials PPP Loan or the forgiveness thereof without the prior written consent of Seller; provided, however, that Buyer after Closing shall otherwise have the freedom to operate the Acquired Companies without consideration of any outstanding PPP loan.

(d) Notwithstanding anything herein to the contrary, if, as of the first or second anniversary date of Closing, (i) the PPP Lender (or the SBA, as applicable) have not forgiven the Ozark Materials PPP Loan and (ii) Seller has not deposited with the PPP Lender interest for an additional one year period, then Ozark Materials shall, upon 10 Business Days’ notice to Seller, be entitled to pay and settle the outstanding amount of the Ozark Materials PPP Loan, including by using the funds deposited in the Ozark Materials PPP Loan Escrow Account unless prior to the expiration of such 10 Business Days, Seller has deposited with the PPP Lender interest for an additional one year period. If, as of the third anniversary date of Closing, the PPP Lender (or the SBA, as applicable) have not forgiven the Ozark Materials PPP Loan, then Ozark Materials shall be entitled to pay and settle the outstanding amount of the Ozark Materials PPP Loan, including by using the funds deposited in the Ozark Materials PPP Loan Escrow Account, and shall provide prompt notice thereof to Seller.

Section 2.8 Excluded Cash. Prior to Closing, the Acquired Companies shall have the right to distribute, and Seller shall have the right to receive distributions of, all or any portion of the Acquired Companies’ cash, so long as the Acquired Companies retain at least enough cash to cover the amount of outstanding checks written on, or drafts or wires issued against, the accounts of the Acquired Companies that have not yet cleared as of Closing; provided, that the Acquired Companies shall retain an amount equal to or greater than $1,000,000.00 in the accounts of the Acquired Companies as of the Closing Date, which will be included in the Closing Cash.

Section 2.9 Bolten Beads Deposit.

(a) Following the Closing and until the earlier of (i) the date of that Seller receives the full amount of the Bolten Beads Deposit and (ii) December 31, 2022, Buyer will cause Ozark Materials to (A) not terminate the Bolten Agreement except pursuant to Section 9.5 thereof, (B) not assign its rights thereunder to any other Person, (C) for so long as the Bolten Beads Suppliers are in compliance with the Bolten Agreement (other than the failure of the Bolten Beads Suppliers to provide Type 3 and Type 4 Drop On beads that meet the quality standards required by the Bolten Agreement), comply with the material terms of the Bolten Agreement as Ozark Materials currently complies (other than any breach of minimum requirements or other restrictive covenants thereunder in the event of the failure of the Bolten Beads Suppliers to provide beads in accordance with the Bolten Agreement), and (D) not assign or pledge the Bolton Beads Deposit to any Person.

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(b) On or about December 31, 2022, Buyer will cause Ozark Materials to submit a demand to Bolten Beads Suppliers for repayment of the Bolten Beads Deposit and until January 31, 2023 (or such later date as agreed to by Buyer and Seller), diligently pursue, through correspondence, emails, phone calls and other methods (but not including the institution of litigation) the collection of the Bolten Beads Deposit.

(c) In the event Buyer or an Acquired Company receives any portion of the Bolten Beads Deposit in accordance with the Bolten Agreement or receives a credit on purchases from the Bolten Beads Suppliers in lieu of payment of all or a portion of the Bolten Beads Deposit, Buyer agrees it shall, and shall cause the Acquired Companies to, within five Business Days of receipt of such portion of the Bolten Beads Deposit or extension of credit in respect of any portion of the Bolten Beads Deposit, forward to Seller an amount equal to the portion of the Bolten Beads Deposit received, whether received in the form of cash or credit.

(d) In the event that the Bolten Beads Deposit has not been repaid in full by January 31, 2023, upon the request of Seller, Buyer will cause Ozark Materials to assign without further consideration its rights to the Bolten Beads Deposit to Seller, and will thereafter provide reasonable assistance to Seller, at Seller’s expenses for any out-of-pockets fees incurred, in connection with Seller’s efforts to collect the balance of the Bolten Beads Deposit.

Section 2.10 Withholding Rights. Notwithstanding anything herein to the contrary, the Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law; provided that, if Buyer determines that an amount is required to be deducted and withheld with respect to any amount payable by or on behalf of such Buyer pursuant to this Agreement, the Buyer shall provide Seller with advance written notice of the intent to deduct and withhold at least five (5) days prior to the date of any such payment, which notice shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of state, local or foreign Tax Law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would provide an exemption from or reduction to such deduction or withholding. To the extent that amounts are so withheld by any such Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties Concerning Transaction.

Section 3.1 Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date hereof and as of the Closing.

(a) Organization and Qualification of Seller. Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Alabama. Seller has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license.

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(b) Authorization of Transaction. Seller has the requisite organizational power, legal right and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Seller and to perform Seller’s obligations hereunder and thereunder. This Agreement and each such other Transaction Document have been duly and validly executed by Seller and, assuming the due execution and delivery by the other Parties and parties thereto, constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of injunctive relief and other equitable remedies. No other or further corporate or other act or proceeding on the part of Seller is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by Seller pursuant hereto or the consummation of the Transactions.

(c) Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will (i) conflict with, result in a breach of, or violate the terms, conditions or provisions of the organizational documents of Seller, (ii) violate any Law to which Seller or any of Seller’s assets, rights or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any material Contract to which Seller is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the imposition or creation of a Lien upon or with respect to the Interests or any assets or properties of the Business or the Acquired Companies. Except as required by the HSR Act, Seller is not required to give any notice to, make any filing with, or obtain any Consent from, any Governmental Entity or other Person in connection with or as a result of the execution and delivery of this Agreement or the other Transaction Documents or in order to consummate the Transactions.

(d) Litigation. There are no Actions pending, or threatened, against Seller that would adversely affect or materially impair or delay Seller’s performance under this Agreement or the other Transaction Documents or the consummation of the Transactions.

(e) Brokers’ Fees. Except as set forth in Section 4.5 of the Disclosure Schedule, Seller has not engaged or retained, and Seller has no Liability to pay any fees or commissions to, any broker, finder or agent with respect to the consummation of the Transactions or in connection with the negotiation thereof.

(f) Interests. Seller holds of record and owns beneficially all of the Interests and has good and valid title to the Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), Taxes and Liens. The Interests constitute the only outstanding membership interests or other equity interests of Ozark Materials and Ozark Logistics, and such equity interests have all been duly authorized and, to the extent the following concepts are applicable thereto, are validly issued and fully paid, and are nonassessable. Seller is not a party to any option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract (other than this Agreement) or commitment that could require Seller to issue, sell, transfer or otherwise dispose of any equity or ownership interests of the Companies, and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing. Other than the Companies’ operating agreements, Seller is not a party to any equityholder agreement, voting agreement, voting trust, proxy or other agreement, arrangement or understanding with respect to the voting of the Interests.

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(g) Fraud. Seller has not engaged in Fraud with respect to this Agreement, the Transaction Documents or the Transactions.

(h) No Other Representations. Except as expressly set forth in this Section 3.1, Seller does not make any representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates (other than the representations and warranties made by the Companies in Article IV), or any of their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract made available or statement made, by Seller, any of its Affiliates or their respective Representatives (in each case, except as otherwise expressly contemplated by this Agreement) in connection with the Transactions), and any such other representations or warranties are hereby expressly disclaimed.

Section 3.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date hereof and as of the Closing.

(a) Organization of Buyer. Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Buyer has all requisite corporate power, legal right and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder. This Agreement and each such other Transaction Document have been duly and validly executed by Buyer and, assuming the due execution and delivery by the other Parties and parties thereto, constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of injunctive relief and other equitable remedies. All necessary action has been taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the Transactions. No other or further corporate or other act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by Buyer pursuant hereto or the consummation of the Transactions.

(c) Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will: (i) violate any Law to which Buyer or any of Buyer’s assets, rights or properties is subject, (ii) conflict with, result in a breach of, or violate the terms, conditions or provisions of the organizational documents of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any material Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except as required by the HSR Act, Buyer is not required to give any notice to, make any filing with, or obtain any Consent from, any Governmental Entity or other Person in connection with or as a result of the execution and delivery of this Agreement or the other Transaction Documents or in order to consummate the Transactions, except where the failure to give notice, to file or to obtain Consent would not be reasonably expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to consummate the Transactions.

(d) Litigation. There are no Actions pending, or threatened, against Buyer that would adversely affect or materially impair or delay Buyer’s performance under this Agreement or the other Transaction Documents or the consummation of the Transactions.

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(e) Brokers’ Fees. Buyer has not engaged or retained, and has no Liability to pay any fees or commissions to, any broker, finder or agent with respect to the consummation of the Transactions or in connection with the negotiation thereof for which the Acquired Companies or any Seller could be liable.

(f) Investment. Buyer acknowledges that the Interests are not registered under the Securities Act, or registered or qualified for sale under any state securities Laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor”, as such term is defined in Regulation D of the Securities Act and is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Interests and has the ability to bear the economic right of this investment for an indefinite period of time.

(g) Solvency. Assuming the accuracy of the representations and warranties in Section 3.1 and Article IV, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of Buyer and the Companies shall (i) be able to pay their respective debts as they become due and shall own property, in the aggregate, which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Companies.

(h) Financing; Immediately Available Funds. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand and/or other sources of funds necessary to consummate the Transactions on the terms and subject to the conditions set forth herein, (including, without limitation, the payment of the funds required to be paid by Buyer pursuant to Section 2.2) and will have all such capability and cash and source of funds as of the Closing Date, and does not know of any circumstance and/or condition that could reasonably be expected to prevent or substantially delay the availability of such cash or otherwise impair such capability at the Closing. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the Transactions.

(i) No Other Representations. Except as expressly set forth in this Section 3.2, Buyer does not make any representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates, or any of their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available, or statement made, by Buyer, any of its Affiliates or their respective Representatives in connection with the Transactions), and any such other representations or warranties are hereby expressly disclaimed.

Article IV
Representations and Warranties Concerning the ACQUIRED COMPANIES.

Except as set forth on the Disclosure Schedule, each of the Companies represents and warrants to Buyer that the statements contained in this ARTICLE IV are correct and complete as of the date hereof and as of the Closing.

Section 4.1 Organization, Qualification and Power. Each Acquired Company is a duly formed limited liability company, validly existing and in good standing under the Laws of the State of Alabama. Each Acquired Company is duly authorized, licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not been or would not be reasonably expected to be, individually or in the aggregate, material to the Companies. Each Acquired Company has all requisite legal power and authority to carry on the Business as and where the Business is now being conducted and to own, operate, lease and use its properties. Seller has Made Available correct and complete copies of the certificate of formation and limited liability company agreement of each Acquired Company (in each case, as amended to date), as applicable.

Section 4.2 Authorization of Transaction. Each Company has all requisite corporate power, legal right and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement and each such other Transaction Document have been duly and validly executed and delivered by each Company and, assuming the due execution and delivery by the other Parties and parties thereto, constitute legal, valid and binding obligations of each Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of injunctive relief and other equitable remedies. All necessary action has been taken by each Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by such Company and the consummation of the Transactions. No other or further corporate action or other act or proceeding on the part of each Company is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by such Company pursuant hereto or the consummation of the Transactions.

Section 4.3 Capitalization. Section 4.3 of the Disclosure Schedule sets forth the issued and outstanding membership interests or other equity interests of each Acquired Company. The authorized membership interests or other equity interests set forth in Section 4.3 of the Disclosure Schedule constitute the only outstanding membership interests or other equity interests of the Acquired Companies. All of the issued and outstanding membership interests or other equity interests have been duly authorized and validly issued, are fully-paid and non-assessable, and are held beneficially and of record as set forth in Section 4.3 of the Disclosure Schedule, free and clear of any Liens or restrictions on transfer (other than restrictions on transfer under applicable securities Laws). There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, pre-emptive rights, exchange rights or other Contracts that could require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its membership interests or other equity interests. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar equity-based rights with respect to any Acquired Company. There are no equityholder agreements, voting agreements, voting trusts, proxies or other agreements, arrangements or understandings with respect to the voting of the membership interests or other equity interests of the Acquired Companies.

Section 4.4 Non-contravention. Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Law to which the Business, any Acquired Company or any of such Acquired Company’s assets, rights or properties is subject, (b) violate any provision of the articles of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable, of any Acquired Company or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any Permit or Contract (or result in the imposition of any Lien (other than a Permitted Lien) upon any of its assets). Except as set forth in Section 4.4 of the Disclosure Schedule and as required by the HSR Act, no Acquired Company is required to give any notice to, make any filing with, or obtain any Consent from, any Governmental Entity in order for the Parties to consummate the Transactions.

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Section 4.5 Brokers’ Fees. Except as set forth in Section 4.5 of the Disclosure Schedule, no Acquired Company has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the consummation of the Transactions or in connection with the negotiation thereof.

Section 4.6 Assets. The Acquired Companies have good and marketable fee simple title to, or a valid leasehold interest in, the material tangible assets used or held for use in the conduct of the Business, free and clear of all Liens (other than Permitted Liens or any Liens listed on Section 4.9(c) of the Disclosure Schedule that will be released prior to or in connection with Closing). Except as set forth in Section 4.6 of the Disclosure Schedule, the buildings, machinery, equipment and other material tangible and material intangible assets that the Acquired Companies own and/or leases or are otherwise used in the conduct of the Business (a) have been maintained in accordance with normal industry practice, (b) are, as applicable, in good operating condition and repair (subject to normal wear and tear) sufficient to conduct the Business as presently conducted, (c) are free and clear of all Liens (other than Permitted Liens or any Liens listed on Section 4.9(c) of the Disclosure Schedule that will be released prior to or in connection with Closing), (d) are adequate for the uses to which they are currently being put, (e) are not in need of maintenance or repairs, except for ordinary or routine maintenance and repairs that are not material in nature or cost, and (f) are reflected on the Most Recent Balance Sheet, except for properties and assets disposed of or acquired in the Ordinary Course of Business since the Most Recent Balance Sheet Date. The properties and assets of the Acquired Companies constitute all of the properties and assets necessary to conduct the Business.

Section 4.7 Subsidiaries. The Companies do not own any subsidiaries other than the Subsidiaries. Other than the Ozark Materials’ ownership of the Subsidiaries, no Acquired Company owns or has any right to acquire, directly or indirectly, any outstanding capital stock or membership interests of, or other equity interests in, any Person.

Section 4.8 Financial Statements.

(a) Attached to Section 4.8(a) of the Disclosure Schedule are the (i) audited consolidated balance sheets of Striping and the Ozark entities under common control with Striping (including the Acquired Companies) as of the relevant dates, and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2020 and December 31, 2021 (together, the “Year-End Financial Statements”), and (ii) an unaudited consolidated balance sheet of the Acquired Companies as of May 31, 2022 (the “Most Recent Balance Sheet Date”) and related statement of income for the five-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Year-End Financial Statements (including any notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly in all material respects the financial condition of the Acquired Companies as of such dates and the results of operations and cash flows of the Acquired Companies for such periods. The Interim Financial Statements present fairly in all material respects the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies and the Business for such periods; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (the effect of which will not be materially adverse) and lack notes and other presentation items that, if presented, would not differ materially from those presented in the Year-End Financial Statements.

(c) All accounts receivable of the Acquired Companies and the Business as of the Closing Date and as set forth on the Interim Financial Statements (i) represent monies due for goods sold and delivered or services rendered pursuant to bona fide transactions entered into by the Acquired Companies and (ii) constitute only valid, undisputed claims not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens apart from returns and allowances in the ordinary course of business consistent with past practice. All returns, allowances, rebates, promotions and cash discounts to customers of the Acquired Companies are as shown on its books and records in accordance with GAAP. Except as set forth on Section 4.8(c) of the Disclosure Schedule, all such accounts receivable are current and there are no material disputes regarding the collectability of any such accounts receivable. There are adequate reserves for cancellation and bad debt in the Financial Statements. No Acquired Company has factored any of its accounts receivables or entered into any Contract that provides for the factoring of accounts receivable.

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Section 4.9 Undisclosed Liabilities; Indebtedness.

(a) None of the Acquired Companies or the Business has any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are reflected or reserved against in the Most Recent Balance Sheet as of the Most Recent Balance Sheet Date, and (ii) those that have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of or was caused by any breach of any Contract, breach of warranty, tort infringement or violation of applicable Law).

(b) Section 4.9(b) of the Disclosure Schedule sets forth a list of all Indebtedness as of the date hereof.

(c) Section 4.9(c) of the Disclosure Schedules sets forth a list of all Liens (other than Permitted Liens) against the Acquired Companies’ or the Business’ assets or properties.

(d) The Estimated Closing Statement will contain an accurate list of each item of Closing Debt as of the Closing Date, identifying the creditor to which such Closing Debt is owed, the name and address of such creditor, the type of instrument under which such Closing Debt is owed and the aggregate dollar amount of such item of Closing Debt as of immediately prior to the Closing.

Section 4.10 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, except as set forth in Section 4.10 of the Disclosure Schedule, there has not been any occurrence, change, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Most Recent Balance Sheet Date, no Acquired Company has:

(a) sold, leased, transferred or assigned any material properties or assets, tangible or intangible, other than sale of products or inventory in the Ordinary Course of Business;

(b) [intentionally omitted]

(c) experienced any loss or material reduction from any Material Customer or Material Supplier;

(d) imposed any Lien upon any of its assets, tangible or intangible;

(e) made any capital expenditures (or series of related capital expenditures) in excess of $50,000 or deferred any material capital expenditures;

(f) created, incurred, assumed or guaranteed any Indebtedness, other than Indebtedness incurred under the Companies’ existing lines of credit with PNC Bank, National Association;

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(g) changed or authorized a change to its certificate of formation or limited liability company agreement;

(h) issued, sold, delivered, granted, pledged, or otherwise disposed of any of its membership interests or other equity interests, or granted any options, warrants, equity-based awards or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests or other equity interests;

(i) entered into any agreement with respect to the voting or registration rights of its membership interests or other equity securities;

(j) declared, set aside or paid any dividend or made any distribution with respect to its equity interests or redeemed, purchased or otherwise acquired any of its equity interests, other than the declaration of cash dividends and Tax distributions, all of which have been paid in full;

(k) adopted, effected, approved or became a party to any liquidation, dissolution, winding up, merger, consolidation, conversion, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of its membership interests or other equity interests, stock split, reverse stock split, division or subdivision of its membership interests or other equity interests, consolidation of its membership interests or other equity interests or similar transaction with respect to such Acquired Company;

(l) experienced any material damage, destruction or loss (whether or not covered by insurance) to its property or assets or waived any rights of material value with respect to its property or assets, whether or not in the Ordinary Course of Business;

(m) entered into any employment or similar Contract or any collective bargaining agreement, or modified the terms of any such existing Contract;

(n) granted any increase in the compensation or fringe benefits of any of its current or former managers, directors, officers or employees except pursuant to the terms of an existing Material Contract or Company Benefit Plan, or entered into any Contract (or amendment of an existing Contract) to grant or provide to any officer, manager, director or employee the acceleration of vesting, termination, severance, retention or change in control payments or other similar benefits;

(o) established, adopted, amended, modified or terminated any Company Benefit Plan;

(p) made any other material change in employment terms for any of its current or former directors, officers or employees;

(q) implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or non-U.S. Law (collectively, the “WARN Act”);

(r) made any loans or advances of money;

(s) changed its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP;

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(t) made any material revaluation of any of its material assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the Ordinary Course of Business;

(u) made any Tax election inconsistent with past practices, changed any material Tax election, changed any annual Tax accounting period or Tax accounting method, settled any material Tax claim or assessment, or filed any amended Tax Returns;

(v) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(w) abandoned, forfeited or failed to maintain any Material Permit;

(x) failed to renew or took any action to terminate or impair any current or former occurrence-based insurance policies; or

(y) agreed or committed to any of the foregoing.

Section 4.11 Legal Compliance; Permits.

(a) Except as set forth on Schedule 4.11, (i) each Acquired Company is, and has at all times during the past three years been, in compliance with all Laws applicable to it or the Business; (ii) during the past three years, Seller (with respect to the Business) and the Acquired Companies have not received any written notice from any Governmental Entity alleging, nor to the Companies’ Knowledge, has any Governmental Entity otherwise threatened in writing, that the Business or the Acquired Companies are in violation of any Laws applicable to it or them; and (iii) during the past three years, Seller (with respect to the Business) and the Acquired Companies have not been the subject of any pending or threatened Action by a Governmental Entity with respect to any actual or alleged violation of Laws applicable to it or them.

(b) Seller has Made Available complete and correct copies of all written notices received by Seller with respect to the Business or any Acquired Company alleging any material violation under any applicable Law during the past three years.

(c) To the Companies’ Knowledge, neither Seller (with respect to the Business) nor any of the Acquired Companies is currently under investigation with respect to any violation or noncompliance with Law.

(d) Section 4.11 of the Disclosure Schedule lists all material Permits held by the Acquired Companies (the “Material Permits”). The applicable Acquired Company has complied at all times in the preceding three years, and is presently in compliance, with the terms and conditions of all such Material Permits. All of the Material Permits are valid and in full force and effect, including the payment of all fees and charges with respect to such Material Permits as they become due and payable, and the Material Permits constitute all of the material Permits required to be held for the conduct of the Business as currently conducted (including all material Permits necessary to operate vehicles used in the Business). The applicable Acquired Company is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition, or provision of any Material Permit. There is no Action pending nor, to the Companies’ Knowledge, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such Material Permit, or alleging that the applicable Acquired Company is in material violation of any such Material Permit.

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(e) Each Acquired Company has timely filed all material documents and reports with the appropriate Governmental Entity (including the Federal Motor Carrier Safety Administration, if applicable) that are required for the operation of the Business.

Section 4.12 Tax Matters. Except as set forth in Section 4.12 of the Disclosure Schedule:

(a) All Tax Returns required to have been filed by each Acquired Company have been properly prepared and timely filed with the appropriate Governmental Entity in accordance with applicable Law (taking into account any applicable extensions of time to file), and all such Tax Returns were correct and complete in all material respects. All Taxes due and payable each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full;

(b) All Taxes which each Acquired Company was obligated to withhold from amounts owing to any employee, independent contractor, customer, stockholder, partner, manager, creditor, supplier or other party have been withheld and paid or remitted to the appropriate Governmental Entity. There are no Liens for Taxes upon any of the assets of any Acquired Company (other than Liens described in clause (a) of the definition of “Permitted Liens”);

(c) In the past three years, no claim has been made in writing or otherwise addressed to any Acquired Company by a Taxing Authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax Liability of any Acquired Company claimed or raised by any Governmental Entity in writing that is currently pending or threatened, and all Tax deficiencies or assessments asserted or made by a Governmental Entity against any Acquired Company as a result of any examination of such Acquired Company’s Tax Returns have been paid or fully settled;

(d) No Acquired Company has granted any extension or waived any statute of limitations period applicable to any Tax Return or Tax, which period (after giving effect to such extension or waiver) has not yet expired. There are no pending, and to the Companies’ Knowledge, there are no threatened, audits, assessments or other Actions for or relating to any Liability in respect of Taxes of any Acquired Company. Seller has Made Available correct and complete copies of all audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by any Acquired Company for all taxable periods beginning on or after the date that is six years prior to the date hereof, and will deliver to Buyer any such documents received on or before the Closing Date immediately upon receipt. No Acquired Company is a party to or bound by any “closing agreement” (within the meaning of Code Section 7121 (or any corresponding provision of applicable state or local Tax-related law)) or “offer in compromise” (within the meaning of Code Section 7121 (or any corresponding provision of applicable state or local Tax-related law)) with any Taxing Authority. No power of attorney has been executed by or on behalf of any Acquired Company with respect to any matters relating to Taxes that is currently in force;

(e) No Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) filing a consolidated, combined or unitary Income Tax Return (other than any such group the common parent of which is Seller) or (ii) has Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by Tax Sharing Agreement;

(f) No Acquired Company (i) is, or has ever been, a party to, bound by or subject to any Tax Sharing Agreement, (ii) is a party to any joint venture, partnership, Contract or other arrangement which is treated (or could be treated) as a partnership for U.S. federal Income Tax purposes or (iii) owns any direct or indirect equity interest in any Person (other than an equity interest in another Acquired Company);

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(g) Each Acquired Company has been an entity disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(ii) for U.S. federal and applicable state income Tax purposes at all times since its formation, and no election has been made to treat such Acquired Company other than as an entity disregarded as separate from its owner. No Acquired Company is the successor, whether by merger, conversion, liquidation, or otherwise, to any Person that was previously classified or treated as an “association” or “corporation” for Income Tax purposes;

(h) Within the past five years, no Acquired Company has distributed stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(i) No Acquired Company is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2), or any analogous provision of state or local law. Each Acquired Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code;

(j) None of the assets of the Acquired Companies is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and none of such assets is subject to a lease, safe harbor lease or other arrangement as a result of which the Acquired Companies are not treated as Seller for U.S. federal Income Tax purposes;

(k) No Acquired Company (i) has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (ii) has claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act;

(l) No Acquired Company has or ever has had a permanent establishment (within the meaning of an applicable Tax treaty) in any jurisdiction other than the jurisdiction where such entity is organized;

(m) Each Acquired Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations. The prices for any property or services (or for the use of any property) provided by or to each Acquired Company are arm’s-length prices for the purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code;

(n) No Acquired Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) agreement entered into with any Governmental Entity (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) executed on or prior to the Closing Date; (ii) installment sale or open transaction entered into on or prior to the Closing; (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) made by it on or prior to the Closing Date; (iv) prepaid amounts received or deferred revenue accrued on or prior to the Closing Date; (v) change in method of accounting requested or occurring on or prior to the Closing Date; or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; and

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(o) All nonresident shareholder consent agreements required to have been filed by Seller and each Acquired Company have been properly prepared and timely filed with the appropriate Governmental Entity in accordance with applicable Law.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a list of all real property owned by each Acquired Company (the “Owned Real Property”) and the street address thereof. Seller has Made Available true and complete copies of the deeds or other instruments (as recorded) by which such Acquired Company acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of such Acquired Company, if any, relating to such Owned Real Property (the “Owned Real Property Disclosure Documents”). With respect to each parcel of Owned Real Property:

(i) such Acquired Company has good and marketable fee simple title to such parcel of Owned Real Property and, except as set forth on Section 4.13(a)(i) of the Disclosure Schedule, there are no Liens on the Owned Real Property except for Permitted Liens;

(ii) except as set forth on Section 4.13(a)(ii) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of Owned Real Property; and

(iii) except as set forth on Section 4.13(a)(iii) of the Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property or any portion thereof or interest therein.

(b) Section 4.13(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and the name, parties, dates and all amendments to each Lease (as defined below) related thereto. All written leases, subleases, concession agreements or other use or occupancy agreements pursuant to which an Acquired Company leases, subleases or otherwise obtains occupancy rights from any other party to such Leased Real Property, including all amendments, renewals, extensions, modifications, supplements, guaranties or related documents to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”), are valid and in full force and effect. Seller has Made Available true and complete copies of all of the Leases, each of which is a valid and binding obligation of the applicable Acquired Company, enforceable in accordance with its terms and, to the Companies’ Knowledge, enforceable in accordance with its terms against the applicable counterparty thereto (in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of injunctive relief and other equitable remedies). No Acquired Company is in default or breach (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a default or breach) in any material respect under any Lease and no Acquired Company has received any written notice pursuant to which any party to any of the Leases declared a default thereunder that remains uncured as of the date of this Agreement. The leasehold interest granted to such Acquired Company under each such Lease is free of all Liens other than Permitted Liens.

(c) The Real Property comprises all the real property currently used in the Business.

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(d) No Acquired Company has received written notice that any of the Real Property or any portion thereof or interest therein is subject to any Order to be sold or is being condemned, expropriated, or otherwise taken by any public authority with or without payment of compensation therefor and, to the Companies’ Knowledge, no such condemnation, expropriation, or taking has been proposed or is contemplated. No Acquired Company has received written notice that the current use and occupancy of any of the Real Property violates in any material respect any easement, covenant, condition, restriction, or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

(e) There are no currently existing delinquencies with respect to Taxes pertaining to the Owned Real Property. No Acquired Company has received any written notice of proposed local improvement charges or special levies of a material nature with respect to any of the Real Property.

(f) Except as set forth on Section 4.14(f) of the Disclosure Schedule, (i) no third party is in possession of the Owned Real Property and (ii) except for any rights in favor of the applicable Company that is the lessee thereof, none of the Leased Real Property is subject to any lease, sublease, license, concession, option to purchase, purchase agreement, or grant to any Person (other than another Acquired Company) of any right relating to the use, occupancy, or enjoyment of such property or any portion thereof.

(g) Except for Permitted Liens and, with respect to the Leased Real Property, the terms and conditions of the applicable Lease, the Real Property is not subject to any use restrictions, exceptions, reservations, or limitation which materially interfere with or impair the present and continued use thereof as currently used by any of the Acquired Companies in the conduct of the Business.

(h) The Real Property has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting such Real Property, and access to such Real Property or such easement area, as applicable, is provided by a paved public right-of-way.

(i) All necessary utilities are currently available to the Real Property in sufficient size and capacity to adequately serve the continued use thereof as currently used by the Acquired Companies in the conduct of the Business.

(j) The conduct of the Business on the Real Property does not violate any zoning or other land use Laws regulating the use or occupancy of any Real Property which are imposed by any Governmental Entity having jurisdiction over such Real Property, and no Acquired Company has received any written notice of any pending amendments to any applicable zoning ordinance that are likely to curtail or to interfere with such conduct of the Business.

(k) Except as set forth on Section 4.13(k) of the Disclosure Schedule, all such buildings, structures, improvements, fixtures, and appurtenances are in good condition and repair, subject to normal wear and tear.

(l) The conduct of the Business on the Real Property is in full compliance with applicable Laws.

(m) All Material Permits necessary for the conduct of the Business and occupancy and use of the Real Property have been obtained and are in full force and effect.

(n) Ozark Indiana is in full compliance with all requirements and restrictions set forth in that certain Environmental Restrictive Covenant dated December 9, 2019.

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Section 4.14 Intellectual Property, Security and Data Privacy.

(a) No Acquired Company currently owns or has owned any Patents, registered Trademarks, or registered Copyrights. Section 4.14(a)(i) of the Disclosure Schedule lists all domain names, unregistered Trademarks, and Software currently owned by the Acquired Companies. As it pertains to domain names, all such registrations are unexpired. Except as set forth on Section 4.14(a)(ii) of the Disclosure Schedule, an Acquired Company owns all right, title and interest in and to the Intellectual Property set forth on Section 4.14(a)(i) of the Disclosure Schedule free and clear of any Liens (other than Permitted Liens). The Acquired Companies’ Intellectual Property and Business have not and do not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of any third parties, and, to the Companies’ Knowledge, no third party has or is infringing, upon misappropriating, or otherwise violating any Intellectual Property rights of any Acquired Company. No Acquired Company has received any written claim challenging the validity or effectiveness of the Intellectual Property identified on Section 4.14(a)(i) of the Disclosure Schedule. and such Intellectual Property is valid and enforceable. Each item of Intellectual Property owned or used by the Acquired Companies immediately prior to the Closing will be owned or available for use, respectively, by the Acquired Companies immediately subsequent to the Closing on substantially similar terms and conditions as owned or used by the Acquired Companies immediately prior to the Closing.

(b) Section 4.14(b) of the Disclosure Schedule identifies each material item of Intellectual Property (other than commercially available Software under standard end-user, shrink wrap, click-to-accept or similar object code license agreements) that any third party owns and that an Acquired Company uses or has a right to use pursuant to an Intellectual Property Agreement. Seller has Made Available correct and complete copies of all such Intellectual Property Agreements (as amended to date). With respect to each item of Intellectual Property identified in Section 4.14(b) of the Disclosure Schedule:

(i) the Intellectual Property Agreement covering the item is legal, valid, binding, enforceable and in full force and effect in all material respects;

(ii) such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any of the Acquired Companies;

(iii) the Acquired Companies have not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is valid and enforceable;

(iv) no party to the Intellectual Property Agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

(v) no party to the Intellectual Property Agreement has repudiated any material provision thereof.

(c) Except as set forth on Section 4.14(c) of the Disclosure Schedule, all material Intellectual Property owned by or developed by and/or for an Acquired Company was developed by (i) employees of an Acquired Company within the scope of their employment and, as a result and pursuant to applicable Law, the Acquired Company employing such individual is the owner of all such Intellectual Property or who are subject to binding, valid, and enforceable written agreements acknowledging such Acquired Company’s ownership of such Intellectual Property and irrevocably assigning such employees’ ownership rights in such Intellectual Property to such Acquired Company; or (ii) independent contractors who have entered into written agreements with an Acquired Company that assigned all right, title and interest in and to any Intellectual Property developed by or for such Acquired Company. To the Companies’ Knowledge, no employee or independent contractor of an Acquired Company has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Intellectual Property or requires the employee or independent contractor to transfer, assign or disclose information concerning the Intellectual Property to anyone other than an Acquired Company.

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(d) Except as set forth on Section 4.14(d) of the Disclosure Schedule, the Acquired Companies have taken reasonable steps to protect and preserve the confidentiality of all material Proprietary Information owned by the Acquired Companies, and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of an Intellectual Property Agreement between such third party and the Acquired Company. The Acquired Companies have complied in all material respects with all of their confidentiality obligations under each Contract to which the Acquired Companies are parties.

(e) No Acquired Company is and has never been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Acquired Company to grant or offer to any other Person any license or right to any Intellectual Property owned or used by the Acquired Companies.

(f) The Software developed by or for the Acquired Companies do not use, incorporate or have embedded in it any Open Source.

(g) The source code for all Software developed by or for the Acquired Companies contains clear and accurate annotations and programmer’s comments and otherwise has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software developed by or for the Acquired Companies.

(h) The Software developed by or for the Acquired Companies is not subject to any transfer, assignment or source code escrow agreement. The Acquired Companies have not granted any other current, future or conditional rights, licenses or interests in or to the source code used or included in any such Software.

(i) To the Companies’ Knowledge, none of the Software owned by an Acquired Company: (i) contains any bug, defect or error that disrupts, disables, harms, or otherwise adversely affects the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software.

(j) To the Companies’ Knowledge, none of the Software owned by an Acquired Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is accessed, stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Acquired Companies or any third party without the customer’s specific consent. None of the Software owned by an Acquired Company (A) constitutes or is considered “spyware” or “trackware” as such term is commonly understood in the software industry, (B) is installed on a customer’s computer without their knowledge, (C) records customer’s actions without their knowledge, (D) employs a user’s or customer’s Internet connection without their knowledge to gather or transmit information on the customer or their behavior, or (E) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without customer’s knowledge” includes but is not limited to (1) without explicitly informing the customer or (2) without being expected by a reasonable customer. For purposes of this Section 4.14(j), “customer” includes paid and unpaid customers and any and all other users of Software owned by an Acquired Company.

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(k) The computer, information technology and data processing systems, facilities and services used by or for the Acquired Companies, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated near-future needs of the Acquired Companies, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and are in good working condition, ordinary wear and tear excepted, to effectively perform all operations necessary for the operation of the Business as presently conducted. Except as set forth in Section 4.14(j) of the Disclosure Schedule, all Systems, other than Systems licensed to the Acquired Companies pursuant to a valid and enforceable Contract, are owned and operated by and are pursuant to the control of the Acquired Companies.

(l) The Acquired Companies have taken reasonable steps, in their business judgment, to safeguard the availability, security and integrity of the Systems and the data and information stored or contained therein or transmitted thereby (including from infection by contaminants and from unauthorized access). There have been no (x) material failures, outages, or other adverse events with respect to the Systems that have not been remedied in all materials respects or (y) in each instance, to Companies’ Knowledge, any security breaches relating to, or violations of any security policy related to the Systems regarding, or any unauthorized intrusions or breaches of the security of, any Systems or any other unauthorized access to or use of the Systems, including any data or information stored or contained therein or used in the business of the Acquired Companies.

(m) The Acquired Companies are in compliance and have been in compliance with all Data Protection Laws. No Acquired Company has received any subpoenas, written demands, or other written notices of any investigations, claims or proceedings for alleged violations of Data Protection Laws with respect to such Acquired Company’s conduct of business and, to Companies’ Knowledge, no Acquired Company is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Laws. To Companies’ Knowledge, no Acquired Company nor any of its business associates or subcontractors has experienced any security breaches of Personal Data (or similar terms such as “breach of security of the system” as defined by Data Protection Laws) that would require notification to law enforcement or any Governmental Entity or any remedial action under any applicable Data Protection Law.

Section 4.15 Contracts. Section 4.15 of the Disclosure Schedule lists each of the following Contracts to which an Acquired Company is a party or to which the Business or any Acquired Company’s assets, rights or properties is bound (the “Material Contracts”):

(a) each Contract for the rental, use or lease of personal property from or to third parties providing for lease payments with annual payments or receivables in excess of $50,000;

(b) each Contract that is reasonably expected to involve the receipt or payment by an Acquired Company of at least $250,000 annually that is not cancelable or terminable without Liability or penalty upon notice of 30 days or less;

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(c) each Contract (other than a Contract for the sale of goods or the provision of services) pursuant to which any third party is indebted or owes money to an Acquired Company;

(d) each Contract regarding a partnership, joint venture or similar undertaking;

(e) each Contract pursuant to which (i) an Acquired Company has created, incurred, assumed or guaranteed Indebtedness or (ii) an Acquired Company has agreed to make a capital contribution or investment in any Person;

(f) each Contract pursuant to which an Acquired Company licenses intellectual property from a third party that requires annual payments in excess of $50,000, other than commercially available software products under standard end-user, shrink wrap, click-to-accept or similar object code license agreements;

(g) each Contract with any of the current or former directors, officers, managers, equityholders or Affiliates of an Acquired Company (including any intercompany indebtedness, guaranty, receivable or payable between an Acquired Company, on the one hand, and its Affiliates, on the other hand);

(h) each Contract for the employment of any individual on a consulting, full-time or part-time basis (i) providing base annual compensation in excess of $100,000, (ii) providing any termination benefits or payments in excess of $25,000 or (iii) providing any change of control, stay bonus, transaction completion bonus or similar other payment to be made to a current or former employee, manager or independent contractor as a result of this Agreement or the Transactions;

(i) each Contract concerning (or that has covenants regarding) noncompetition or non-solicitation obligations of an Acquired Company or otherwise limit, restrict or prohibit (or purports to restrict, limit or prohibit) such Acquired Company from freely engaging in any line of business anywhere in the world or with any person, industry or geographic area or during any period of time;

(j) each Contract that (i) requires an Acquired Company to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, (ii) requires an Acquired Company to deal with any Person on an exclusive basis, (iii) contains “most favored nations” or similar pricing arrangements, or (iv) contains a “take-or-pay” provision;

(k) each collective bargaining agreement or other Contract with any labor organization, union or association;

(l) each Contract relating to the pending or completed acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(m) each Contract to which a Material Customer or a Material Supplier is a party;

(n) each Government Contract;

(o) each Contract relating to the settlement of any material Action involving the Business or any Acquired Company during the last three years; and

(p) mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the Business, the assets or properties of the Acquired Companies or the Interests.

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Seller has Made Available a correct and complete copy of each Material Contract, together with all material amendments, waivers or other changes thereto, and a written description of all material terms of all oral Material Contracts. All Material Contracts are in full force and effect and are legal, valid, enforceable and binding obligations of the Acquired Company party to such Material Contract and, to the Companies’ Knowledge, is a legal, valid, enforceable and binding obligation of each other party thereto (in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies). No Acquired Company is in breach of, and has not defaulted under, any such Material Contract (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default) in any material respect nor, to the Companies’ Knowledge, has any other party to such Material Contract breached or defaulted (or taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default) under any such Material Contract. No Acquired Company has received any written notice nor, to the Companies’ Knowledge, any oral notice, of the termination of any Material Contract by any counterparty thereto.

Section 4.16 Powers of Attorney. Except as set forth in Section 4.16 of the Disclosure Schedule, no Acquired Company has any outstanding powers of attorney executed on behalf of such Acquired Company.

Section 4.17 Litigation.

(a) Section 4.17(a) of the Disclosure Schedule sets forth each instance in which an Acquired Company is (i) subject to any outstanding Order or (ii) a party to any Action (including any Action regarding freight or other transportation disputes). To the Companies’ Knowledge, no Action is threatened (including cease and desist letters or invitations to take an intellectual property license) against any Acquired Company or any Acquired Company’s assets, rights or properties.

(b) Except as set forth on Section 4.17(b) of the Disclosure Schedule, there are no material settlement agreements to which any Acquired Company is a party or by which it is bound or that are applicable to the operation of the business of the Acquired Companies as currently conducted.

(c) Except as set forth on Section 4.17(c) of the Disclosure Schedule, at all times during the past three years, there has not been any Actions pending or, to the Companies’ Knowledge, threatened against the Acquired Companies or affecting the Business or any of the Acquired Companies’ properties or assets.

Section 4.18 Employee Benefits.

(a) Section 4.18(a) of the Disclosure Schedule contains a list of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, bonus, incentive or deferred compensation, performance awards, unit or unit-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control, termination or profit-sharing plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA (collectively, “Benefit Plans”), which is sponsored, maintained, adopted, contributed to, or required to be contributed to, by an Acquired Company for the benefit of any employee, manager, consultant, independent contractor or other service provider of the Acquired Companies (collectively, the “Company Benefit Plans”).

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(b) With respect to each Company Benefit Plan, Seller has Made Available (i) a true, complete and correct copy of such plan or, if not written, a summary of such plan, (ii) any related trust agreement, insurance contracts or documents of any other funding arrangements, (iii) all current amendments, modifications or supplements to any such documents, (iv) the most recent IRS determination or opinion letter, if applicable, (v) the current summary plan description, if applicable, (vi) the two most recent annual reports (Form 5500 series or equivalent if required under applicable Law), (vii) the most recent actuarial valuation report, if applicable, and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of such Company Benefit Plan.

(c) No Acquired Company has any Liability to any Benefit Plan or other employee benefit plan, program, agreement or arrangement sponsored by an ERISA Affiliate of the Acquired Companies that: (i) is or was subject to the minimum funding standards set forth in Sections 302, 303, 304, or 305 of ERISA and Section 412, 430, 431, 432, and 436 of the Code, including any “defined benefit plan” (as defined by Section 3(35) of ERISA) or any “multiemployer plan” (as defined by Section 3(37) of ERISA); (ii) except for the continuation coverage requirements of COBRA, any Benefit Plan that provides for health or welfare benefits to employees, former employees or their respective dependents following termination of employment or retirement; or (iii) is or was an employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(d) Each Company Benefit Plan, (i) is and has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable determination or opinion letter issued by the IRS, (iii) all reports and disclosures relating to each Company Benefit Plan required to be filed with or furnished to a Governmental Entity (including the IRS and the Department of Labor), Company Benefit Plan participants or beneficiaries have been filed or furnished in a timely manner in accordance with applicable Law, (iv) there are no pending, or to the Companies’ Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which could reasonably be expected to result in any Liability to any Acquired Company, and (v) no audit or other legal Action by a Governmental Entity with respect to any Company Benefit Plan is pending, or to the Companies’ Knowledge, threatened or anticipated.

(e) Except as set forth in Section 4.18(e) of the Disclosure Schedule, the consummation of the Transactions will not (i) entitle any employee, director, manager, consultant, independent contractor or other service provider of the Acquired Companies to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such individual, (iii) result in any payment or benefit becoming due or payable, (iv) otherwise give rise to any Liability under any Company Benefit Plan or any employment or individual consulting agreement, or (v) result in the failure of any payment under any Company Benefit Plan or other compensation arrangement to be deductible for U.S. federal Income Tax purposes by virtue of Section 280G of the Code.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance in all respects with the applicable provisions of Section 409A of the Code and the Treasury Regulations.

Section 4.19 Employees.

(a) Section 4.19(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Acquired Companies, as of the date hereof: (i) name; (ii) job title; (iii) FLSA classification (exempt/non-exempt); (iv) method of compensation (i.e., salaried, hourly, or other); and (v) current compensation rate.

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(b) Section 4.19(b) of the Disclosure Schedule contains a complete and accurate list of the following information for each individual independent contractor of the Acquired Companies as of the date hereof: (i) name; (ii) primary work location; (iii) compensation rate; (iv) type of work being performed; (v) date the current engagement began; and (vi) whether engaged directly or through a third party.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, with respect to the Acquired Companies and each of the Acquired Companies’ employees, candidates for employment and non-employee workers: (i) there is and has been no collective bargaining agreement or relationship with any labor organization or any duty to bargain with any labor organization; (ii) no labor organization or group of employees has filed any representation petition, made any written or oral demand for recognition, or otherwise purported to represent any employee of the Acquired Companies; (iii) to the Companies’ Knowledge, no union organizing, collective bargaining, or decertification efforts are underway or threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, lockout, slowdown, concerted refusal to work overtime, or other similar labor disruption or dispute has been threatened or occurred in the past two years, and none is currently underway or threatened.

(d) Except as set forth in Section 4.19(d) of the Disclosure Schedule, there is no pending or threatened workers’ compensation claim or matter.

(e) No Acquired Company is, and no Acquired Company has been, subject to any audits or investigations by the Office of Federal Contract Compliance Programs.

(f) There are no actions, investigations, or audits against the Acquired Company pending, or threatened to be brought or filed, by or with any state or federal governmental authority or arbitrator, including but not limited to the Department of Labor, Equal Employment Opportunity Commission, or National Labor Relations Board in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Acquired Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(g) The Acquired Companies are in compliance with and, during the past three years, have complied with all applicable immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(h) For the past three years, all workers of the Acquired Companies are and have been properly classified and treated in accordance with all applicable federal, state, and local employment Laws with respect to compensation (including minimum wages and overtime pay) and with respect to being either an employee or an independent contractor.

(i) All compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees, independent contractors, or consultants of the Acquired Companies for services performed on or before the date of this Agreement have been paid in full and there are no outstanding payments owed by or commitments of any Acquired Company regarding any such compensation, wages, commissions, bonuses, or fees.

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(j) Except as set forth on Section 4.19(a) of the Disclosure Schedule, no Acquired Company is a party to any Contract: (i) that provides for a term of employment or that otherwise alters the at-will employment relationship for any of its employees; (ii) that limits any Acquired Company’s right to change employee compensation and benefits in such Acquired Company’s discretion; or (iii) under which any employee or former employee is receiving or is to receive post-separation compensation or benefits upon a separation from employment with the Acquired Companies.

(k) To the Companies’ Knowledge, no employee or independent contractor is a party to any non-competition, non-interference, non-solicitation or other such agreement with any third party that purports to prevent or limit the activities of such employee in connection with an Acquired Company’s business.

(l) No former employee of the Acquired Companies has suffered an employment loss (as defined by the WARN Act or any applicable state mini-WARN Act) within a period of 90 days prior to the Closing Date that would trigger the WARN Act or any applicable mini-WARN Act obligations.

(m) Each Acquired Company is, and at all times in the three years immediately preceding Closing has been, in compliance with all applicable Laws and Contracts related to employment, employee safety and health, immigration, labor, wages and hours, leave and workers’ compensation, and, to the Companies’ Knowledge, there is no reasonable basis for a claim by anyone that any Acquired Company violated any of the foregoing.

Section 4.20 Environmental, Health and Safety Matters. Except as set forth on Section 4.20 of the Disclosure Schedule:

(a) Each Acquired Company is, and at all times in the three years immediately preceding the Closing has been, in material compliance with all applicable Environmental, Health and Safety Requirements;

(b) Each Acquired Company has obtained, maintained, and is in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the Business or its assets, and all such Environmental Permits are in full force and effect in accordance with Environmental Law;

(c) No Acquired Company is subject to any pending or unresolved Action under Environmental, Health and Safety Requirements or has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material Liabilities or potential material Liabilities relating to such Acquired Company or its facilities arising under Environmental, Health and Safety Requirements and, to the Companies’ Knowledge, none of the foregoing is being threatened;

(d) No Acquired Company has treated, handled, stored, generated, disposed of, arranged to be disposed of, transported, released or threatened to be released, or exposed any Person to, or to the Companies’ Knowledge, owned or operated any property or facility contaminated by, any Hazardous Materials, and to the Companies’ Knowledge there has been no release of Hazardous Materials, at or from any of the properties or facilities owned, leased or operated by the Acquired Companies in a condition or a manner or to a location that could reasonably be expected to give rise to material Liability to the Acquired Companies under any Environmental, Health and Safety Requirements;

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(e) No Acquired Company has designed, manufactured, marketed, sold, or distributed products or other items containing Hazardous Materials, in each case as has given or would give rise to material liability under any Environmental, Health and Safety Requirements; and

(f) Neither Seller (with respect to the Business) nor the Acquired Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person with respect to Environmental, Health and Safety Requirements or Hazardous Materials.

Section 4.21 Inventory. Except as set forth in Section 4.21 of the Disclosure Schedule, all items included in the inventory of the Acquired Companies that are reflected in the Financial Statements as current assets consist of a quality and quantity usable in the Ordinary Course of Business other than obsolete items and items of below standard quality not in excess of any reserve set forth in the Financial Statements. All of the inventory that is reflected in the Financial Statements as current assets have been valued based on latest cost. All of the inventory that is reflected in the Financial Statements as a current asset has been valued on a basis consistent with the Year-End Financial Statements.

Section 4.22 Certain Business Relationships with the Acquired Companies.

(a) Except as set forth in Section 4.22(a) of the Disclosure Schedule, none of Seller or any officer, director, employee, shareholder, equityholder, manager or other Affiliate of Seller (which is not an Acquired Company) or an Acquired Company (each, a “Related Party”) is a party to any Contract with any Acquired Company (an “Affiliate Contract”) or has been involved in any business arrangement or relationship with any Acquired Company within the past 12 months, and no Related Party owns any asset, tangible or intangible, that is used or held for use by the Acquired Companies or in the Business.

(b) Except as set forth in Section 4.22(b) of the Disclosure Schedule, no Related Party owes the Business or an Acquired Company any amount of money, nor does the Business or an Acquired Company owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, other than advances of travel or similar expenses incurrent in the Ordinary Course of Business.

(c) Other than by virtue of their equity ownership, no Related Person has any interest in, or has at any time in the prior three years had any interest in, any property or assets owned or used by the Business or an Acquired Company.

Section 4.23 Insurance. Section 4.23 of the Disclosure Schedule lists each insurance policy maintained by or for the benefit of the Business or the Acquired Companies (other than any group insurance policy that is part of a Company Benefit Plan). With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect in accordance with their terms; (b) all premiums with respect thereto covering all periods up and including the Closing Date have been paid, or will be paid when due; (c) no Acquired Company is in breach or default thereof (including with respect to the payment of premiums or the giving of notices) and, to the Companies’ Knowledge, no other party to the policy is in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and to the Companies’ Knowledge no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default by any Acquired Company, or permit any other party thereto to terminate, modify, or accelerate the policy; (d) no party to the policy has repudiated any material provision thereof; and (e) no notice of modification, cancellation, non-renewal, termination or increase in premium has been received with respect to any such policy. There are no pending material claims under any such insurance policy, and no such claim has been made, nor has coverage been denied, under any of such insurance policies in the last three years. Seller has Made Available a true and complete copy of each insurance policy required to be listed on Section 4.23 of the Disclosure Schedule.

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Section 4.24 Customers and Suppliers.

(a) Section 4.24(a) of the Disclosure Schedule sets forth a list showing the Acquired Companies’ ten largest customers (excluding any Acquired Companies), on an aggregated basis, by dollar amounts of purchase made by such customer from the Business or the Acquired Companies for each of (i) the fiscal year ended December 31, 2021 and (ii) the five month period ended May 31, 2022 (“Material Customers”).

(b) Section 4.24(b) of the Disclosure Schedule sets forth a list showing the Acquired Companies’ ten largest suppliers (excluding any Acquired Companies), on an aggregated basis, by purchases made by the Business or the Acquired Companies for each of (i) the fiscal year ended December 31, 2021 and (ii) the five month period ended May 31, 2022 (“Material Suppliers”).

(c) Neither Seller nor any Acquired Company has received any written or, to the Companies’ Knowledge, oral notice from any Material Customer or Material Supplier that any of the Material Customers or Material Suppliers has (i) terminated, failed to renew, materially modified, amended or reduced, or intends to terminate, fail to renew, materially modify, amend or reduce, its business relationship with the Business or the Acquired Companies, including by substantially reducing its purchases or use of the products or services of the Business or the Acquired Companies, or (ii) failed, or intends to fail, to timely perform its material obligations under any contract with the Business or the Acquired Companies. There are no material pending disputes with any Material Customer or Material Supplier.

Section 4.25 Bank Accounts. Section 4.25 of the Disclosure Schedule sets forth a true and complete list of (a) the account number for each bank account of the Acquired Companies (the “Bank Accounts”), (b) the name and address of each bank with which any Acquired Companies has a Bank Account, (c) the name of each Person authorized to draw thereon or have access thereto and (d) the name of each Person holding a power of attorney on behalf of the Acquired Companies.

Section 4.26 Officers and Managers. Section 4.26 of the Disclosure Schedule lists the officers and managers for each Acquired Company.

Section 4.27 Bonding Matters. Section 4.27 of the Disclosure Schedule sets forth, as of the date hereof, each outstanding Bond issued pursuant to the Travelers Indemnity Agreement in connection with Contracts to which an Acquired Company is a party. The updated Section 4.27 of the Disclosure Schedule, to be delivered at Closing pursuant to Section 7.1(g), will list, as of the Closing, each outstanding Bond issued pursuant to the Travelers Indemnity Agreement in connection with Contracts to which an Acquired Company is a party.

Section 4.28 Product and Warranty Claims. During the last three years, each product manufactured, assembled, sold or distributed or service provided by the Business or an Acquired Company has been in conformity with all product specifications, contractual specifications, all express and implied warranties and all applicable Laws, except for customer complaints, inquires and returns in the Ordinary Course of Business with are immaterial in amount. There have been no Actions or notices (a) with respect to any occurrences arising out of the use or operation of products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of the Business or an Acquired Company which has resulted in any injury or death to a person or damage to property, or (b) that such products do not conform to any agreement, representation or warranty made by the Business or an Acquired Company (or implied by Law) with respect to such products that is unresolved. During the last three years, no product manufactured, assembled or sold by the Business or an Acquired Company has been the subject of any recall or other similar action and, to the Companies’ Knowledge, no event has occurred during the last three years that would (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product.

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Section 4.29 Anti-Bribery

. During the past three years, none of the Acquired Companies or any of their respective officers, directors, or employees, or, to the Companies’ Knowledge, any agent, distributor or other Person acting on behalf of an Acquired Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any applicable Law. There are no pending or, to the Companies’ Knowledge, threatened claims, charges, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against an Acquired Company with respect to any applicable Anti-Corruption Law.

Section 4.30 Export Controls; Economic Sanctions.

(a) For purposes of this Section 4.30, (i) “Trade Compliance Laws” means (A) applicable Laws governing the export of products, technology, technical data and services, including (1) the Export Administration Regulations (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce, (2) the International Traffic in Arms Regulations administered by the United States Department of State, (3) those Laws administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury, and (4) to the Companies’ Knowledge, export control laws and regulations imposed by any country in which the Acquired Companies operate and (B) applicable Laws governing the importation of products, technology, technical data, and services, including but not limited to obtaining any import permits, licenses, and authorizations required for the import of goods and/or technology, and has paid (or accrued for) all import duties, fees, and charges of any kind; and (ii) “Sanctioned Person” means any Person or entity listed on (A) the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or any other applicable U.S. government proscribed party lists; (B) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; or, as applicable, (C) the European Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions”.

(b) Each Acquired Company is, and for the past three years, has been, in compliance in all material respects with all Trade Compliance Laws.

(c) No director or officer of an Acquired Company, nor, to the Companies’ Knowledge, any employee or agent of an Acquired Company, is a Sanctioned Person.

(d) No Acquired Company is, nor during the past three years, has it been, involved in business arrangements or otherwise engaged in transactions with or involving countries or territories subject to comprehensive countrywide economic or trade sanctions broadly restricting commercial dealings with that country or territory imposed by the U.S. Government or any country in which the Acquired Companies operate in violation of applicable Law, or with or involving a Sanctioned Person in violation of applicable Law.

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(e) Each Acquired Company has obtained all export permits, licenses, and authorizations required for the export of goods and/or technology and technical data produced by the Company from relevant jurisdictions.

(f) During the past three years, no Acquired Company has been denied export privileges or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval for export would be required under applicable Law.

(g) During the past three years, no Acquired Company has made any voluntary disclosure to any Governmental Entity related to violations (potential or actual) of any Trade Compliance Law.

(h) During the past three years, no Acquired Company has been the subject of any enforcement proceedings by any Governmental Entity related to alleged violations of any Trade Compliance Laws.

(i) Seller and the Acquired Companies do not know and have no reason to know of any potential violations of applicable Trade Compliance Laws.

Section 4.31 Government Contracts.

(a) During the last five years, neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified any Acquired Company in writing, or, to the Companies’ Knowledge, verbally that any Acquired Company has breached or violated any applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract.

(b) All facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of any Acquired Company or the Business in connection with any Government Contract were current, accurate and complete as of their effective dates.

(c) During the last five years, each Acquired Company has been, and currently is, in compliance with any most favored nation or most favored customer or similar clause and country of origin requirement, and, as required in connection with any Government Contract, has provided current, accurate and complete Commercial Sales Practices data (as defined in the General Services Administration’s Commercial Sales Practices Format document (CSP-1) and its Figure 515.4-2), Transaction Price Reporting data (as defined in 48 CFR 552.216-75), and any other required pricing data (in each case if and as applicable), and has implemented any and all price tracking mechanisms as were or are required by applicable Law or Contract in connection with such Government Contracts.

(d) During the last five years, neither the Acquired Companies nor any of their officers, managers, directors, employees or direct or indirect equityholders have been suspended or debarred or, to the Companies’ Knowledge, threatened to be suspended or debarred, from contracting with, or bidding on Contracts with, any Governmental Entity or been the subject of a finding by a Governmental Entity of non-responsibility or ineligibility to contract with a Governmental Entity; no such exclusion, suspension or debarment has been initiated by a Governmental Entity in writing or otherwise; and the consummation of the Transactions will not result in any such exclusion, suspension or debarment of any Acquired Company.

(e) During the last five years, no Acquired Company has been audited or investigated by any Governmental Entity and, to the Companies’ Knowledge, no such audit or investigation has been threatened during the last five years. There is no valid basis for (i) the exclusion or suspension or debarment of any Acquired Company from bidding on Government Contracts with any Governmental Entity or (ii) any unresolved claim pursuant to an audit or investigation by any Governmental Entity relating to any such Government Contracts.

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(f) During the last five years, no Acquired Company has been presented with written notice of any credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a)) of any Acquired Company or the Business committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, and no Acquired Company has conducted and is not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of any Acquired Company or the Business has committed a violation of federal criminal law involving antitrust violations found in Title 15 of the United States Code, fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(g) During the last five years, no Acquired Company has been or currently is party to any Government Contract that was awarded as a contract “set-aside for small business” as that term is defined in FAR 19.501(a), and no Acquired Company has made any representation or certification under which such Acquired Company represented it was a small business.

(h) During the last five years, no cost in excess of $25,000 incurred by any Acquired Company and charged to any Government Contract has been questioned in a writing provided to any Acquired Company by any Governmental Entity, is the subject of any audit (other than routine audits and similar inquiries) or, to the Companies’ Knowledge, is under investigation or has been disallowed by any Governmental Entity.

(i) During the last five years, no payment in excess of $25,000 due to any Acquired Company pertaining to any Government Contract has ever been withheld or set off, and each Acquired Company is entitled to all progress or other payments received to date with respect thereto.

(j) During the last five years, no Acquired Company has received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract.

(k) The Acquired Companies have the capacity, facilities, and personnel necessary to deliver, in a timely fashion and in accordance with all applicable regulations, all outstanding priority rated orders received under a Government Contract, if applicable.

(l) Each Acquired Company has complied in all respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Government Contract and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any); and all violations thereof have been reported to the appropriate Governmental Entity and contracting parties as required by any Government Contracts or Law relating to the safeguarding of, and access to, classified information

(m) No Acquired Company is currently under foreign ownership, control or influence, nor is any Acquired Company subject to any mitigation measures imposed by the Defense Counterintelligence and Security Agency.

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Section 4.32 PPP Loans.

(a) At the time of its application for the Ozark Materials PPP Loan, Ozark Materials was eligible to apply for and to receive the Ozark Materials PPP Loan and met all requirements of receiving the Ozark Materials PPP Loan, as promulgated by the SBA. In connection with the Ozark Materials PPP Loan, all representations, warranties and certifications of Ozark Materials and its officers, managers, directors and employees, if any, to the SBA and/or the PPP Lender making the Ozark Materials PPP Loan, as applicable, were, when made, true and accurate in all material respects. Ozark Materials applied for forgiveness of the Ozark Materials PPP Loan on November 2, 2021. Ozark Material’s incurrence of the Ozark Materials PPP Loan was duly authorized by the board of directors of Striping (in its capacity as the then-sole member of Ozark Materials) and did not materially violate or cause an event of default to occur under any Contract to which Ozark Materials is a party or by which any of its assets or properties are bound. Ozark Materials is, and since the date of the Ozark Materials PPP has been, in compliance will all requirements of the Ozark Materials PPP Loan, including the use of any amounts thereunder.

(b) At the time of its application for the Ozark Logistics PPP Loan, Ozark Logistics was eligible to apply for and to receive the Ozark Logistics PPP Loan and met all requirements of receiving the Ozark Logistics PPP Loan, as promulgated by the SBA. In connection with the Ozark Logistics PPP Loan, all representations, warranties and certifications of Ozark Logistics and its officers, managers, directors and employees, if any, to the SBA and/or the PPP Lender making the Ozark Logistics PPP Loan, as applicable, were, when made, true and accurate in all material respects. Ozark Logistics obtained forgiveness of the Ozark Logistics PPP Loan on January 7, 2022. Ozark Logistics’ incurrence of the Ozark Logistics PPP Loan was duly authorized by Striping (in its capacity as the then-sole member of Ozark Logistics) and did not materially violate or cause an event of default to occur under any Contract to which Ozark Logistics is a party or by which any of its assets or properties are bound.

(c) Except for the Ozark Materials PPP Loan and the Ozark Logistics PPP Loan, no Acquired Company has applied for nor received any other loans or financial assistance from the SBA, the U.S. Department of Treasury or any other Governmental Entity.

Section 4.33 Fraud. The Acquired Companies have not engaged in Fraud with respect to this Agreement, the Transaction Documents or the Transactions.

Section 4.34 Striping TSA. There are no facts or circumstances, and no event has occurred, that would (with or without notice or lapse of time) give rise to or serve as a basis for indemnification under Section 7 of the Striping TSA.

Section 4.35 Disclaimer of Representations and Warranties. Except for the representations and warranties made in Section 3.1, this ARTICLE IV and any agreement contemplated by this Agreement or any certificate delivered by or on behalf of Seller or any Company, neither Seller nor any Acquired Company makes any express or implied representation or warranty, including any warranties with respect to the merchantability or fitness for a particular purpose of any assets, and hereby disclaims any such representation or warranty, in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

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Article V
Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and Closing:

Section 5.1 General. Other than as specifically set forth in Section 5.2, each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the conditions to Closing set forth in ARTICLE VII), including, without limiting the generality of the foregoing, filing, as soon as practicable after the date of this Agreement (subject to Section 5.2), all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Transactions and to submit promptly any additional information requested by such Governmental Entity. Subject to the confidentiality provisions of the Confidentiality Agreement, each Party shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1. Except where prohibited by applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, Seller and the Acquired Companies shall: (i) cooperate with Buyer with respect to any filings made by Buyer and, where applicable, any filings made by Buyer and the Acquired Companies, in connection with the Transactions; (ii) permit Buyer to review (and consider in good faith the views of Buyer in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Transactions; and (iii) promptly provide Buyer with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Entity in connection with the Transactions. Each party to this Agreement shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any Law, Contract or otherwise by such party in connection with the Transactions; provided, however, that under no circumstances may an Acquired Company pay a fee to a third party in order to obtain any Consent pursuant to this Section 5.1 without Buyer’s prior written consent.

Section 5.2 HSR.

(a) Without limiting the generality of the foregoing, Buyer and Seller shall, as promptly as practical, but in no event later than ten Business Days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form under the HSR Act required in connection with the Transactions and as promptly as practicable supply additional information, if any, requested in connection therewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Buyer shall keep Seller, and Seller shall keep Buyer, apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ and shall comply promptly with any such inquiry or request. Each of the parties hereto agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transaction unless it consults with, in the case of Buyer, Seller or, in the case of Seller, the Buyer in advance and, to the extent not prohibited by such Governmental Entity, gives such other party the opportunity to attend and participate in such meeting or discussion. Buyer and Seller shall use their reasonable best efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the Transactions. The HSR filing fee associated with the filings contemplated by this Section 5.2 shall be paid by Buyer.

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(b) Buyer and Seller will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Entity. Without limiting any other provision hereof, in furtherance of the foregoing, each of Buyer and Seller agrees (on behalf of itself and each of its Affiliates) to use its reasonable best efforts to take or cause to be taken any and all actions reasonably necessary, proper or advisable to avoid, eliminate and resolve any and all impediments under the HSR Act or trade regulation law that may be asserted by any Governmental Entity (including the FTC and the DOJ) and to obtain all consents, approvals and waivers under the HSR Act and other trade regulation laws that may be required by any Governmental Entity. Notwithstanding anything herein to the contrary, Buyer shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Acquired Companies, (ii) require the divestiture of any assets of Buyer, the Acquired Companies or any of their respective Affiliates, including, without limitation, any disposition of, or any agreement to hold separate, any subsidiary or business, (iii) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Acquired Company or any of their assets or businesses, (iv) require Buyer to defend through litigation any claim asserted in any court by any Person (including any Governmental Entity) in order to obtain clearance of any Governmental Entity or contest, administratively or in court, any Order or Action of any Governmental Entity or any ruling, order, decree or action of any other Person in respect of the Transactions, or (v) require Buyer to comply with any condition or undertaking or take any action imposed by the FTC or the DOJ which, individually or in the aggregate, would materially and adversely affect the economic benefits to Buyer of the Transactions or materially and adversely affect any other business of Buyer or its Affiliates.

Section 5.3 Operation of Business.

(a) Except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) for any actions taken in response to COVID-19 Measures or (v) as set forth in Section 5.3(a) of the Disclosure Schedule, Seller shall cause each of the Acquired Companies to conduct their business in the Ordinary Course of Business and use commercially reasonable efforts to (A) preserve in all material respects their business organization and (B) maintain in all material respects existing relations and goodwill with customers, suppliers, lessors, landlords, creditors, officers, employees, and any other Persons having business relationships with the Acquired Companies.

(b) Seller shall cause each of the Acquired Companies not to (i) declare, set aside or pay any dividend or make any distribution with respect to the Interests or other ownership interests (except as permitted by Section 2.8) or redeem, purchase or otherwise acquire any of the Interests or other ownership interests, (ii) engage in any practice, take any action or enter into any transaction that would, individually or in the aggregate, reasonably be expected to constitute or give rise to a Material Adverse Effect or (iii) except as set forth in Section 5.3(b) of the Disclosure Schedule or as consented to in writing by Buyer (A) otherwise engage in any practice, take any action or enter into any transaction that, if such action or transaction had been taken or had occurred prior to the Closing, would have been required to be disclosed in Section 4.10 of the Disclosure Schedule or (B) enter into any Contract that would have constituted a Material Contract if entered into prior to the date hereof or amend or otherwise modify any Material Contract.

(c) Neither the Companies nor Seller will take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the Parties from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the Transactions, performing their covenants and agreements under this Agreement or consummating the Transactions or otherwise materially delay or prohibit consummation of the Transactions.

(d) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to Closing. Prior to Closing, the Acquired Companies will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.

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Section 5.4 Full Access; Confidentiality.

(a) The Companies shall give Buyer and its representatives (including legal counsel and accountants), upon reasonable notice, reasonable access during normal business hours, subject to any COVID-19 Measures and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to all premises, properties (which shall not include the taking of soil, groundwater, surface water, air or building material samples or other invasive testing without prior written consent of Seller (such consent not to be unreasonable withheld, conditioned or delayed)), personnel, books, records (including tax records), Contracts and documents of or pertaining to the Acquired Companies, other than any such matters that relate to the negotiation and execution of this Agreement.

(b) Notwithstanding Section 5.4(a), the Companies shall not be required to afford such access if and to the extent it would (i) unreasonably disrupt the normal business operations of the Acquired Companies, (ii) violate the Acquired Companies’ obligations with respect to confidentiality to a third party, so long as the Acquired Companies shall have used commercially reasonable efforts to obtain the consent of such third party to afford such access, (iii) on the written advice of counsel, be reasonably likely to result in the loss of legal privilege or trade secret protection to the Acquired Companies, (iv) jeopardize the health or safety of any employee of the Acquired Companies in light of the COVID-19 Pandemic or any COVID-19 Measures, or (v) reasonably be expected to result in a violation of any applicable Law; provided, however, that the Acquired Companies shall use commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access. In the event that the Companies do not provide access or information in reliance on the preceding sentence, the Companies shall provide notice to Buyer that such access or information is being withheld and the Companies shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(c) The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until Closing. Buyer will treat and hold as such any Confidential Information it receives from Seller or the Acquired Companies in the course of the reviews contemplated by this Section 5.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller or the Acquired Companies, as applicable, or destroy all tangible embodiments (and all copies) of, and destroy all electronic medium containing any, Confidential Information that are in its possession.

Section 5.5 Exclusivity. Neither the Companies nor Seller shall solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of a portion of or all or substantially all of the capital stock or other securities or assets of any Acquired Company (including any acquisition structured as a merger, consolidation, or share exchange) (each, a “Company Transaction”). Seller and the Companies shall, and shall cause their respective officers, managers and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Company Transaction. Within three Business Days following the date hereof, Seller and the Companies shall instruct any such third party to return or destroy all non-public information provided to such Person in connection with such Person’s consideration of any Company Transaction in accordance with the confidentiality agreement entered into by such Person for the benefit of the Company.

Section 5.6 Contact with Employees, Customers, Clients and Suppliers. Prior to Closing, neither Buyer nor any of Buyer’s officers, directors, managers, employees, attorneys, or other agents or representatives shall contact or otherwise communicate with any employees, customers, clients or suppliers of any of the Acquired Companies in connection with or regarding the Transactions, except to the extent approved in writing by Seller prior to any such contact.

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Section 5.7 R&W Policy. Buyer covenants and agrees that it shall (a) cause the R&W Policy to exclude rights of subrogation against Seller (other than claims against Seller for Fraud) and (b) cause Seller to be an intended third party beneficiary to such waiver of subrogation rights. Buyer further covenants and agrees that it shall not permit an amendment, waiver or modification (including any waiver or limitation of the subrogation set forth therein) of the R&W Policy in any manner that is, or would reasonably be expected to be, adverse to Seller.

Section 5.8 Director, Manager, and Officer Liability, Indemnification and Insurance Policy. In connection with Closing, Buyer shall obtain the Tail Policy on behalf of the Companies, and the premium for such Tail Policy shall be borne by Buyer.

Section 5.9 Affiliate Matters. On or prior to the Closing Date, all Affiliate Contracts and all intercompany accounts, all intercompany Indebtedness agreements and all other intercompany obligations between Seller or any Excluded Subsidiary, on the one hand, and the Acquired Companies or the Business, on the other hand (each, an “Intercompany Obligation”), shall be settled or otherwise eliminated or terminated, as applicable, and cancelled in full, effective as of the Closing, with no consideration or continuing Liability by or to any Party; provided, however, that this Section 5.9 shall not apply to accounts payable of Ozark Materials owed to Ozark Safety for the purchase of goods in the Ordinary Course of Business that are included as liabilities in the calculation of Working Capital.

Article VI
Post-Closing Covenants.

The Parties agree as follows with respect to the period following Closing:

Section 6.1 General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents and provide materials and information to consummate the Transactions) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to remedies therefor under ARTICLE VIII) without further consideration.

Section 6.2 Tax Matters.

(a) Intended Tax Treatment and Allocation Schedule.

(i) For purposes of this Agreement, the Parties agree that for U.S. federal Income Tax purposes, and for purposes of any corresponding provision under state or local Tax Law, the purchase and sale of the Interests contemplated by this Agreement is intended to be treated as a purchase and sale of the assets of the Companies (the “Company Assets” and, such, treatment, the “Intended Tax Treatment”). Each of the Parties agrees to prepare and file all Tax Returns in accordance with such Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit or action with respect to Taxes, except as otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, that no Party shall be required to enter into litigation in connection with any such audit or action.

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(ii) For U.S. federal (and applicable state and local) Income Tax purposes, the Parties agree that the Final Purchase Price (together with any adjustments thereto and any other amounts properly characterized as consideration for applicable Tax purposes) (the “Tax Purchase Price”) shall be allocated among the Company Assets for Income Tax purposes in accordance with Sections 1060 of the Code and Treasury Regulations promulgated thereunder and the methodology set forth on Exhibit D (the “Allocation Methodology”). Buyer shall deliver a draft schedule (the “Allocation Schedule”) of the allocation of the Tax Purchase Price among the Company Assets for Income Tax purposes that is consistent with the Allocation Methodology (the “Allocation”) to Seller within 30 days following the final determination of the Draft Closing Statement pursuant to Section 2.5 for Seller’s review and comment. Seller shall review and provide comments with respect to such Allocation Schedule within 30 days from delivery to Seller (the “Allocation Review Period”). If Seller does not submit any comments to the Allocation Schedule within such Allocation Review Period, then Seller will be deemed to have approved the Allocation as prepared by Buyer. If Seller delivers comments to Buyer with respect to the Allocation Schedule within such Allocation Review Period, Buyer and Seller shall use good faith efforts to resolve any dispute in connection with such comments. In the event Buyer and Seller are unable to agree on any such comments to the Allocation Schedule within 10 days after Seller provides its comments, Buyer and Seller shall engage the Independent Accountant to resolve the dispute in accordance with the Allocation Methodology. In resolving any dispute with respect to the Allocation Schedule, the Independent Accountant: (i) shall be bound by the Allocation Methodology, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Buyer or Seller, (iii) shall restrict its decision to such items included in Seller’s objection(s) which are then in dispute, (iv) may review only the written presentations of Buyer and Seller in resolving any matter which is in dispute, and (v) shall render its decision in writing within 30 days after the disputed item(s) have been submitted to it. The resolution of any disputed items by the Independent Accountant shall be conclusive and binding on the Parties for the purposes of this Agreement and no Party shall seek further recourse to any Governmental Entity other than to enforce the determination of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor.

(iii) The Parties agree that the Allocation (as finally determined in accordance with this Section 6.2(a)(ii)) shall be binding and, unless otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law, each Party (and each of their respective Affiliates) shall file all Tax Returns in all respects and for all purposes consistent with such Allocation. All Parties shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other Party may reasonably request in preparing the Allocation Schedule. No Party shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Allocation (as finally determined in accordance with this Section 6.2(a)(ii)) unless required to do so by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, that nothing contained herein shall prevent either Seller or Buyer from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the such Allocation and neither Seller nor Buyer shall be required to contest or litigate in any forum any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation.

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(b) Tax Returns.

(i) Seller shall prepare and file (or cause to be prepared and filed) in a timely manner (after giving effect to any valid extensions of the due date for filing any such Tax Returns) all Income Tax Returns of the Acquired Companies for any Pre-Closing Tax Period regardless of when they are to be filed (each, a “Seller Return”). Except as required by applicable Law, each Seller Return shall be prepared and filed in a manner consistent with practices followed by the Acquired Companies in prior years with respect to similar Tax Returns including the most recent Tax practices as to elections and accounting methods of the Acquired Companies; provided, that such Seller Returns shall reflect all applicable Transaction Tax Deductions so long as such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period and, for that purpose, the parties agree that (x) payments described in clause (a) of the definition of Transaction Tax Deductions and paid on or within 75 days following the Closing Date and (y) 70% of any success-based investment banking or other fees as defined in Treas. Reg. Section 1.263(a)-5(f) for which the safe-harbor election of Rev. Proc. 2011-29 is made (which election shall be made on such Tax Returns to the extent applicable) are “more likely than not” deductible and shall be reflected on such Seller Returns (collectively, the “Seller Return Standards”). Seller shall deliver to Buyer a copy of each Seller Return (together with all supporting schedules and workpapers) for Buyer’s review at least 45 days before the date on which such Seller Return is required to be filed, or as soon as reasonably possible if such Seller Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date. Buyer will be deemed to have approved such Seller Return as prepared by Seller if it does not submit written comments to Seller within 30 days after the delivery of such Seller Return or as soon as reasonably possible if such Seller Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date. If Buyer delivers written comments to Seller within such review period, Seller and Buyer shall negotiate in good faith to resolve any dispute in connection with such comments. In the event Seller and Buyer are unable to agree on any such revisions within ten days after Buyer provides its comments (or as soon as reasonably possible if such Seller Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date), Buyer and Seller shall use their commercially reasonable efforts to resolve such items in accordance with Section 6.2(b)(iii). Buyer shall, and shall cause the Acquired Companies to, authorize and direct their respective officers to execute any and all Seller Returns required to be filed by Seller pursuant to this Section 6.2(b)(i).

(ii) Excluding any Seller Returns, Buyer shall prepare and file (or cause to be prepared and filed) in a timely manner (after giving effect to any valid extensions of the due date for filing any such Tax Returns) all Tax Returns of the Acquired Companies required to be filed after the Closing Date for any Pre-Closing Tax Period or any Straddle Period (each, a “Buyer Return”). Except as required by applicable Law, each Buyer Return shall be prepared and filed in a manner consistent with practices followed by the Acquired Companies in prior years with respect to similar Tax Returns including the most recent Tax practices as to elections and accounting methods of the Companies (collectively, the “Buyer Return Standards”). Buyer shall deliver to Seller a copy of each Buyer Return (together with all supporting schedules and workpapers) for Seller’s review at least 45 days before the date on which such Buyer Return is required to be filed, or as soon as reasonably possible if such Buyer Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date. Seller will be deemed to have approved such Buyer Returns as prepared by Buyer if it does not submit written comments to Buyer within 30 days after the delivery of such Buyer Returns or as soon as reasonably possible if such Buyer Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date. If Seller delivers written comments to Buyer within such review period, Buyer and Seller shall negotiate in good faith to resolve any dispute in connection with such comments. In the event Buyer and Seller are unable to agree on any such revisions within ten days after Seller provides its comments (or as soon as reasonably possible if such Buyer Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date), Buyer and Seller shall use their commercially reasonable efforts to resolve such items in accordance with Section 6.2(b)(iii).

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(iii) If Buyer and Seller are unable to reach agreement within ten days after receipt by the other party of its comments with respect to a Seller Return or Buyer Return, as applicable, (or as soon as reasonably possible if such Return is required (after taking into account all available extensions) to be filed within 90 days following the Closing Date) the disputed items shall be resolved by the Independent Accountant in accordance with Seller Return Standards or Buyer Return Standards, as applicable, and the Independent Accountant’s determination with respect to such matters shall be final and binding on the parties. The Independent Accountant shall resolve the dispute in a manner consistent with the provisions of this Section 6.2(b) within 20 days after the dispute has been referred to it. If the Independent Accountant is unable to resolve any disputed items before the due date for filing such Tax Return, the party responsible for the preparation and filing of such Tax Return pursuant to Section 6.2(b)(i) or Section 6.2(b)(ii), respectively, may file such Tax Return as prepared by such party, but such Tax Return (as filed) thereafter shall be amended to reflect the Independent Accountant’s resolution of the parties’ dispute with respect to such Tax Return. The fees and expenses of the Independent Accountant shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor.

(c) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (collectively, “Transfer Taxes”) shall be borne and paid 50% by Buyer and 50% by Seller, regardless of the Person liable for such obligations under applicable Tax Law or the Person making payment to the applicable Governmental Entity. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation (“Transfer Tax Returns”). Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(d) Straddle Period Allocation. To the extent permitted or required by Law or administrative practice, the taxable year of each Acquired Company shall be treated as closing as of the Closing Date. In any case where applicable Law does not permit any Acquired Company to treat the Closing Date as the end of the taxable year or period, for purposes of this Agreement, the portion of any Tax of any Acquired Company payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Effective Time through (and including) the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that begins immediately after the Closing Date to the end of the Straddle Period in accordance with this Section 6.2(d). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, such Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable year or period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, on a “closing of the books basis” by assuming that the books of the Companies were closed at the end of the day at the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

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(e) Cooperation. Seller, the Acquired Companies and Buyer shall reasonably cooperate and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate in preparing and filing any Tax Returns pursuant to this Section 6.2 and any audit, litigation or other Action with respect to Taxes or Tax Returns in respect thereof. Buyer and Seller recognize that Seller may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Acquired Companies to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Acquired Companies, its Affiliates and successors to (i) retain and maintain such records and information until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by Seller in writing of such extensions for the respective Tax periods, (ii) at Seller’s expense, allow Seller to inspect, review and make copies of such records and information as Seller or any agent and representative of Seller may deem necessary or appropriate from time to time (with the understanding that Buyer may redact or otherwise not disclose any information it deems confidential or proprietary) and (iii) provide Seller the opportunity to take custody of any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period prior to transferring, destroying or discarding same.

(f) Refunds and Credits. To the extent not included as an asset (or as an offset to a liability) in the computation of the Final Working Capital (as finally determined), any refund, credit, or reduction in Taxes paid or payable by or with respect to the Acquired Companies shall, when actually realized (whether by refund, credit, overpayment, or offset against other Taxes due and payable), be promptly paid as follows: (i) to Seller, if attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period; and (ii) to Buyer if attributable to any Tax period or portion thereof beginning after the Closing Date. For purposes of this Section 6.2(f), any Tax refunds, credits or reductions in tax attributable to a Straddle Period shall be allocated in a manner consistent with Section 6.2(d). After Closing, to the extent permitted by applicable Law, Buyer, at Seller’s expense, shall cause the Acquired Companies to work in good faith and use their commercially reasonable efforts to obtain any such Tax refunds or credits (including the filing of amended Tax Returns for prior tax periods). To the extent permitted by applicable Law, Buyer, at Seller’s expense, shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods.

(g) Tax Indemnification. Except to the extent included in Indebtedness or Final Working Capital, Seller shall indemnify Buyer and each Acquired Company and hold them harmless from and against (i) any loss attributable to any breach or violation by Seller of, or failure of Seller to fully perform, any covenant, agreement, undertaking or obligation in this Section 6.2; and (ii) all Pre-Closing Taxes. In each of the above cases, the right to indemnification shall include, without limitation, any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of an Acquired Company that are the responsibility of Seller pursuant to Section 6.2(c) or this Section 6.2(g) within ten Business Days after payment of such Taxes by the Buyer or the Acquired Company.

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(h) Tax Contests.

(i) Buyer or Seller shall give prompt written notice to the other Party of the existence of an audit, examination, notice, claim, or appeals conference or other administrative or judicial proceeding, including upon appeal, relating to Tax matters of the Acquired Companies (a “Tax Contest”) with respect to or including any Pre-Closing Tax Period or any Straddle Period. Failure of Buyer to give notice shall not relieve Seller of any liability hereunder except to the extent that the rights of Seller with respect to such Tax Contest are actually prejudiced by such failure.

(ii) Seller shall have the right to control any Tax Contest for a Pre-Closing Tax Period, and Seller shall have the right to settle or dispose of any such Tax Contest; provided, that (A) Buyer shall have the right to notice of, and to participate at Buyer’s expense in, any such Tax Contest; and (B) no settlement or other disposition of any claim for Tax which could materially adversely affect Buyer or its Affiliates (including the Acquired Companies) shall be agreed to without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(iii) Buyer shall have the right to control any Tax Contest not described in Section 6.2(h)(ii), including any Tax Contest with respect to a Straddle Period; provided, that Seller shall have the right to notice of, and to participate at Seller’s expense in, any such Tax Contest for which Seller could have any liability pursuant to this Agreement; provided, further, that no settlement or other disposition of any claim for Tax which could materially adversely affect Seller (or its Affiliates) shall be agreed to without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(iv) Notwithstanding any other provision in this Agreement to the contrary, Seller shall have the sole right to control, settle, and dispose of any Tax Contest related to any Taxes of Seller to the extent such Taxes would be imposed solely on Seller and its Affiliates and not the Acquired Companies, and Buyer shall have no right to participate in any such Tax Contest, or to receive copies of any correspondence or other information related to any Tax Contest to the extent such Tax Contest, correspondence, or other information includes or pertains to solely to the Seller or any of its Affiliates and not the Acquired Companies.

(i) Other Tax Matters.

(i) Except as expressly permitted herein, none of Buyer, any of Buyer’s Affiliates or the Acquired Companies shall take or permit any Acquired Company to take, any action on the Closing Date that is not in the Ordinary Course of Business or otherwise contemplated by this Agreement, including, but not limited to, the making or revocation of any Tax election, the adoption or change in any method of accounting, the merger, conversion or liquidation of any Acquired Company, or the distribution of any property in respect of any Acquired Company, in each instance without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion.

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(ii) After Closing, Buyer and its Affiliates shall not, and Buyer and its Affiliates shall not permit the any Acquired Company to, (A) other than Tax Returns that are filed pursuant to Section 6.2(b)(i), file or amend or otherwise modify any Tax Return of any Acquired Company relating to a Pre-Closing Tax Period or Pre-Closing Straddle Period, (B) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Acquired Company related to any Pre-Closing Tax Period or any Pre-Closing Straddle Period, (C) make or change any Tax election or accounting method or practice of any Acquired Company with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Pre-Closing Straddle Period, (D) make or initiate any voluntary contact with a Governmental Entity regarding Taxes of any Acquired Company with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period or enter into any voluntary disclosure agreement or engage in any voluntary compliance procedures with respect to any Acquired Company relating to any Pre-Closing Tax Period or any Pre-Closing Straddle Period, or (E) cause or permit any Acquired Company to carry back a net operating loss, Tax credit or other similar item arising in a Straddle Period or a taxable period beginning after the Closing Date to a Pre-Closing Tax Period.

Section 6.3 Employee Matters.

(a) From the Effective Time until 12 months following the Closing Date, Buyer shall provide, or shall cause to be provided, to each current (as of the Effective Time) employee of the Acquired Companies (collectively, the “Company Employees”) (i) a base salary or hourly wage rate that is no less favorable than that in effect immediately before the Effective Time and (ii) other compensation, bonus opportunities and benefits (excluding equity-based compensation) that are, in the aggregate, no less favorable than the compensation and benefits that were provided to the Company Employees under Company Benefit Plans immediately before the Effective Time.

(b) For purposes of vesting and eligibility under the employee benefit plans of Buyer or its Affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Acquired Companies and any applicable predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and to the extent the Company Employee satisfied similar requirements under the Old Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were satisfied or waived under the Old Plans, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under the Old Plans during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

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(c) Nothing in this Agreement is intended or will be construed to: (i) amend any Company Benefit Plan; (ii) affect any Acquired Company’s or Buyer’s, or their respective Affiliates’, right to amend or terminate any Company Benefit Plan or other benefit plan or program at any time, subject to the provisions of this Agreement and the terms of such plan; or (iii) require Buyer, the Acquired Companies or any of their Affiliates to continue any specific benefit plan or program or to continue the employment of any specific Person. No provision of this Agreement shall create any third-party beneficiary or other rights in any Person, other than Parties, and no provision of this Agreement will be construed to create any right to any compensation or benefits on the part of any Company Employee, any beneficiary or dependent thereof, any collective bargaining representative thereof or any other future, present or former employee of any Acquired Company, Buyer or their respective Affiliates, with respect to the compensation, terms and conditions of employment, continued employment and/or benefits that may be provided such Persons or under any benefit plan which such Acquired Company, Buyer or their Affiliates may maintain.

(d) Seller shall retain all Liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to Persons whose “qualifying event” occurs on or before the Closing Date, including for any Company Employee or any former Company Employee and the “qualified beneficiaries” of any such Company Employee or former Company Employee.

Section 6.4 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter (including the terms) of this Agreement without the prior written approval of Buyer and Seller (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law (including any disclosure requirements under applicable securities Law) or the applicable rules of any stock exchange, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide meaningful opportunity to the other Parties and their counsel to review and comment upon such press release or other announcement and shall in good faith give due consideration to all reasonable additions, deletions or changes suggested thereto.

Section 6.5 R&W Policy. Without Seller’s prior written consent, Buyer shall not amend or modify the R&W Policy in any manner that would amend or modify the R&W Insurer’s rights to subrogation against Seller.

Section 6.6 Director, Manager and Officer Liability, Indemnification and Insurance. For a period of six years after the Closing Date, Buyer shall not, and shall not permit the Acquired Companies to, adversely amend, repeal or modify any provision in the certificate of formation or limited liability company agreement, as applicable, of the Acquired Companies relating to the exculpation or indemnification of any current or former officer, manager, director or similar functionary (unless required by Law), it being the intent of the Parties that the officers, managers, directors and similar functionaries of the Acquired Companies shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law. After Closing, neither Buyer nor the Acquired Companies nor any of their respective Affiliates will take any action to negate, cancel or otherwise adversely modify or terminate the Tail Policy in violation of the terms of this Agreement.

Section 6.7 Litigation Support. In the event that and for so long as Seller or Buyer, or any of their respective Affiliates, is prosecuting, contesting or defending any Action by a third party in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the business of the Acquired Companies, the other Party shall, and shall cause its Affiliates (and its and their respective officers and employees) to, cooperate with such first party and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, all at the sole cost and expense of the contesting or defending party; provided, however, that this Section 6.7 shall not apply with respect to (i) any dispute between Seller and Buyer, (ii) any Action that is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (iii) any Action in which such Party is brought in as a counterparty or may reasonably be brought in as a counterparty in future filings, or (iv) any Action in which the defenses of the Parties may be opposing.

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Section 6.8 Payments.

(a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been sent to Seller or its Affiliates after the Closing Date to the extent that they are due or proportionately due to the Acquired Companies or the Business.

(b) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer after the Closing Date to the extent that they are not due or proportionately due to Acquired Companies or the Business, but to Seller or any of its Affiliates and their business.

Section 6.9 Insurance Matters.

(a) Following the Closing, Seller shall, and shall cause its representatives to, reasonably cooperate with Buyer and the Acquired Companies to permit Buyer and the Acquired Companies to make and pursue claims related to events, occurrences, facts, or circumstances arising at or prior to Closing under insurance policies retained by Seller or the Excluded Subsidiaries under which any Acquired Company is an insured party for periods at or prior to Closing (the “Retained Insurance Policies”), including by providing such documentation and information as may be reasonably necessary to make or pursue such claims. Seller shall promptly pay to Buyer, without any offset or deduction, any amounts recovered under any Retained Insurance Policy for claims brought by or on behalf of Buyer and/or the Acquired Companies. In the event that covered claims asserted under a Retained Insurance Policy exceed the policy limits of such Retained Insurance Policy with respect to the policy period to which such covered claims relate, then regardless of the order in which claims were submitted, to the extent required by the Striping TSA, Striping Purchaser shall be entitled to receive from the insurer that issued the applicable Retained Insurance Policy the full amount of the covered claims submitted with respect to such policy period, up to the amount of the policy limit of the applicable Retained Insurance Policy, prior to and in preference to any payments made under such Retained Insurance Policy to Buyer, the Acquired Companies, Seller, any of the Excluded Subsidiaries or any of their respective Affiliates. In the event that covered claims asserted under a Retained Insurance Policy exceed the policy limits of such Retained Insurance Policy with respect to the policy period to which such covered claims relate and Buyer, the Acquired Companies, Seller, any of the Excluded Subsidiaries or any of their respective Affiliates have received payments that have exhausted or eroded such policy limits, then Buyer and Seller shall, or shall cause one of more of their respective Affiliates to, pay Striping Purchaser an aggregate amount equal to the amount of covered claims made by the Acquired Companies that were not paid by the applicable insurer of a Retained Insurance Policy solely because such policy limits had been exhausted or eroded. Any payments required to be made by Buyer and Seller pursuant to the immediately preceding sentence shall be pro-rated in accordance with the aggregate amounts recovered by each of them and their Affiliates with respect to the applicable Retained Insurance Policy.

(b) At Closing, Seller shall remove the Acquired Companies as named insureds under any insurance policy maintained by or on behalf of Seller or the Excluded Subsidiaries under which any Acquired Company is a named insured at Closing.

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Section 6.10 Bonding Matters. Following the Closing, the Parties agree that, notwithstanding the joint and several nature of the obligations under the Travelers Indemnity Agreement, as between the Acquired Companies, on the one hand, and any of Seller, Ozark Traffic, Ozark Distribution, Ozark Safety or any other Excluded Subsidiary, on the other hand, (a) the Acquired Companies shall have Liability for any amounts due or that become due in connection with the Travelers Indemnity Agreement (including any premium payments and Losses, as defined therein) with respect to the Bonds set forth on Section 4.27 of the Disclosure Schedule, as updated in accordance with Section 7.1(f), and (b) Seller, Ozark Traffic, Ozark Distribution, Ozark Safety and the other Excluded Subsidiaries shall have Liability for any amounts due or that become due in connection with the Travelers Indemnity Agreement (including any premium payments and Losses, as defined therein) with respect to all other Bonds issued pursuant to the Travelers Indemnity Agreement. The Acquired Companies shall have no Liability with respect to any Bond issued under the Travelers Indemnity Agreement from and after the Closing other than with respect to (1) a Bond issued after the Closing upon the award of a Contract to any Acquired Company on a bid or proposal in respect of which the Surety (as defined in the Travelers Indemnity Agreement) has executed a bid Bond prior to Closing, and (2) a Bond issued that Travelers, at the request of an Acquired Company, became committed to execute prior to Closing.

Section 6.11 Use of Names. Seller will not, and will cause its Affiliates not to, challenge Buyer’s or the Companies’ right to use, register or seek to register any trademark or trade name containing “Ozark”, so long as such trademark or trade name does not also contain the names “safety”, “traffic”, “distribution” or any other names that are descriptive of the goods and services provided as of the date hereof by Ozark Distribution, Ozark Safety or Ozark Traffic. Buyer will not, and will cause its Affiliates not to, challenge Seller’s or any of Seller’s Subsidiaries’ right to use, register or seek to register any trademark or trade name containing “Ozark”, so long as such trademark or trade name does not also contain the names “striping”, “materials”, “marking”, “preform”, “thermoplastics”, “logistics” or any other names that are descriptive of the goods and services provided as of the date hereof by the Companies.

Section 6.12 Post-Closing Confidentiality. From and after the Closing, Seller will, and will cause its respective Affiliates and representatives to, (a) treat and hold as strictly confidential all of the Confidential Information, (b) refrain from using any of the Confidential Information except in connection with the transactions contemplated hereunder, and (c) deliver promptly to Buyer or destroy, at Buyer’s request and option, all tangible embodiments (and all copies) of the Confidential Information that are in the Seller’s or its Affiliates’ or representatives’ possession; provided, however, that notwithstanding clause (c), Seller may retain for tax and legal compliance purposes only, one copy of the Confidential Information (which, for the avoidance of doubt, will remain subject to the other provisions of this Section 6.12). If any of Seller or its Affiliates or representatives is requested or legally required to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer or its Affiliates may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity or pursuant to a subpoena or other judicial or administrative process, Seller may disclose the Confidential Information to the extent required, but Seller shall permit Buyer a reasonable opportunity to obtain, at Buyer’s or its Affiliate’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer or its Affiliate designates.

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Article VII
Conditions to Obligation to Close.

Section 7.1 Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction (or wavier by Buyer) of the following conditions at or prior to Closing:

(a) the representations and warranties set forth in Section 3.1 and ARTICLE IV (other than Seller’s Fundamental Representations and the Companies’ Fundamental Representations), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of the Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect. Each of Seller’s Fundamental Representations and the Companies’ Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (subject only to de minimis errors), except that representations and warranties that are made as of a specific date need to be true and correct only as of such date;

(b) Seller and the Acquired Companies shall have performed and complied with all of their respective covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by the term “material”, or contain terms such as “Material Adverse Effect”, in which case Seller and the Acquired Companies shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through Closing;

(c) since the date hereof, there shall not have occurred and remain in effect any Material Adverse Effect;

(d) no Action shall have been taken by any Governmental Entity, and no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Entity, in connection with any of the Transactions that has the effect preventing the consummation of any of the Transactions;

(e) Seller shall have duly executed and delivered to Buyer a certificate to the effect that each of the conditions specified in Section 7.1(a) is satisfied in all respects (the “Seller Closing Certificate”);

(f) (i) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and (ii) no order shall have been issued by any Governmental Entity pursuant to the HSR Act or any trade regulations that would result in the occurrence of any of the circumstances described in clause (i) through (v) of Section 5.2(b);

(g) Seller shall have delivered to Buyer an updated Section 4.27 of the Disclosure Schedule setting forth, as of the Closing, each outstanding Bond issued pursuant to the Travelers Indemnity Agreement in connection with Contracts to which an Acquired Company is a party; and

(h) at Closing, Seller shall have duly executed and delivered, or caused to be duly executed and delivered, to Buyer all of the documents listed in Section 2.4(a).

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to Closing.

Section 7.2 Conditions to Seller’s Obligation. Seller’s and the Companies’ obligations to consummate the transactions to be performed by them in connection with Closing are subject to satisfaction (or wavier by Seller) of the following conditions at or prior to Closing:

(a) the representations and warranties set forth in Section 3.2, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate any of the Transactions;

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(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “material adverse effect”, in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “material adverse effect”) in all respects through Closing;

(c) no Action shall have been taken by any Governmental Entity, and no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Entity, in connection with any of the Transactions that has the effect of preventing the consummation of any of the Transactions;

(d) Buyer shall have delivered to Seller a certificate duly executed by an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a)-(c) is satisfied in all respects (the “Buyer Closing Certificate”);

(e) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated; and

(f) at Closing, Buyer shall have duly executed and delivered, or caused to be executed and delivered, to Seller all of the documents listed in Section 2.4(b).

Seller and the Companies may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to Closing.

ARTICLE VIII

Survival; INDEMNIFICATION.

Section 8.1 Survival. None of the representations and warranties of any Party set forth in this Agreement or in any certificates delivered pursuant to this Agreement shall survive Closing. None of the covenants or agreements of any Party set forth in this Agreement required to be performed by such Party solely before Closing shall survive Closing. The covenants and agreements set forth in this Agreement that by their terms are required to be performed at or after Closing shall survive Closing until they have been performed or satisfied in full (a “Surviving Covenant”).

Section 8.2 Exclusive Remedy. Following Closing, except for (a) Fraud, (b) disputes with respect to the calculation of the Draft Closing Statement and the calculation of the Final Cash Price (which shall be resolved in accordance with the provisions of Section 2.5), (c) the remedies set forth in Section 10.18, (d) the Surviving Covenants, and (e) the remedies set forth in the Transaction Support Agreement (collectively, the “Retained Claims”), the sole and exclusive remedy for any and all claims arising under, out of or related to this Agreement or the Transactions, shall be the R&W Policy. Other than the Retained Claims, no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. The provisions of this Section 8.2 were specifically bargained-for between Buyer, Seller and the Companies and were taken into account by Buyer and Seller in arriving at the Purchase Price. Seller has specifically relied upon the provisions of this Section 8.2 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement. Except with respect to the Retained Claims, no past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Companies, their Affiliates nor Seller shall have any liability (whether in contract, tort or otherwise) for any obligations or liabilities of the Companies or Seller arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions, including for any alleged non-disclosure or misrepresentations made by any such Persons.

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Article IX
Termination.

Section 9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) by written agreement of Buyer and Seller at any time prior to Closing;

(b) by either Buyer or Seller by giving written notice of such termination to the other Parties, on or after October 28, 2022 (the “Outside Date”), if Closing shall not have occurred, subject to Section 10.18, prior to the Outside Date; provided, however, that Buyer or Seller may only terminate this Agreement under this Section 9.1(b) if neither it nor any of its Affiliates is in material default of any of its obligations hereunder;

(c) by Buyer, if there has been a material violation or material breach by (i) (A) Seller of any of Seller’s representations and warranties in Article IV or (B) the Companies of the Companies’ representations and warranties in Article V, or (ii) Seller or the Companies of any covenant or agreement contained in this Agreement that, in case of either clause (i) or clause (ii), would prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer at Closing pursuant to Section 7.1(a), and if capable of being cured, has not been cured by Seller or the Companies, as applicable, within 20 days after receipt of notice thereof from Buyer; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) at any time during which Buyer is in breach of this Agreement;

(d) by Seller, if there has been a material violation or material breach by Buyer of any representation or warranty or covenant or agreement contained in this Agreement that would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of Seller and the Companies at Closing pursuant to Section 7.1(b), and if capable of being cured, has not been cured by Buyer within 20 days after receipt of notice thereof from Seller; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(d) at any time during which any Seller or any of the Companies is in breach of this Agreement;

(e) by Seller or the Companies, if (i) each condition to the performance of Buyer’s obligations hereunder set forth in Section 7.1 has been satisfied or waived (other than such conditions that by their terms are to be satisfied at Closing, each of which is capable of being satisfied at Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (ii) Buyer fails to complete Closing within three Business Days of the date on which Closing is required to have occurred pursuant to Section 2.3, (iii) Seller is prepared and able to consummate Transactions on the date on which Closing is required to have occurred pursuant to Section 2.3, and Seller has delivered to Buyer a certificate irrevocably certifying that Seller stands ready, willing and able to consummate Closing on the date required by Section 2.3, (iv) Seller has given Buyer written notice at least three Business Days prior to such termination stating Seller’s intention to terminate the Agreement pursuant to this Section 9.1(e) if Buyer fails to consummate Closing and (v) Buyer fails to consummate the Closing on the date set forth in such notice; or

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(f) by any one of Buyer, Seller or the Companies, by giving written notice of such termination to the other Parties, if any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have used reasonable best efforts (unless another standard of efforts is expressly required by this Agreement, in which case such party shall have used such required efforts) to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.

Section 9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except (a) with respect to breach of this Agreement that may have arisen under this Agreement prior to termination and (b) that the provisions contained in Section 5.4, Section 6.4, and Section 9.2 and Article X (other than Section 10.18) shall survive termination and remain in full force and effect. Upon the termination of this Agreement, Buyer, its Affiliates, and its representatives shall comply with their respective obligations under Section 5.4 and deliver promptly to Seller or destroy all tangible embodiments (and all copies) of, and all electronic medium containing any, the Confidential Information that are in Buyer’s or any of its Affiliates’ or other representatives’ possession.

Article X
Miscellaneous.

Section 10.1 No Third-Party Beneficiaries. Except as provided in Section 10.4, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.2 Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or assign or delegate, as applicable, any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller.

Section 10.4 Conflicts and Privilege. It is acknowledged by each of the Parties that the Acquired Companies and Seller have retained McGuireWoods to act as their counsel in connection with the Transactions and that McGuireWoods has not acted as counsel for any other Person in connection with the Transactions and that no other Party or other Person has the status of a client of McGuireWoods in connection with the Transactions for conflict of interest or any other purposes as a result thereof. Buyer and the Acquired Companies, on behalf of themselves and each of their Affiliates, (a) hereby waive any claim they have or may have that McGuireWoods has a conflict of interest in connection with, or is otherwise prohibited from engaging in, such representation and (b) agree that, in the event that a dispute arises after Closing between Buyer or any of its Affiliates (including, from and after Closing, the Acquired Companies), on the one hand, and Seller, on the other hand, McGuireWoods may represent Seller in such dispute even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including, from and after Closing, the Acquired Companies), and even though McGuireWoods may have represented the Acquired Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquired Companies. Buyer further agrees that, as to all communications between McGuireWoods and Seller that relate in any way to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Acquired Companies. Notwithstanding the foregoing, if a dispute arises between Buyer or the Acquired Companies and a third party other than a Party after Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communication by McGuireWoods to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Seller. Seller and Buyer further agree that McGuireWoods and its partners and employees are third-party beneficiaries of this Section 10.4.

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Section 10.5 Certain Privileged and/or Confidential Communications.

(a) For purposes of this Section 10.5, the term “Privileged and/or Confidential Communications” means any communication, whether written or oral, electronic or otherwise:

(i) to or from Seller or any officer, director, manager, employee or agent of any Acquired Company, McGuireWoods, the Acquired Companies’ accountants, the Acquired Companies’ financial advisors, or any other advisor to the Acquired Companies, on the one hand, and any of the foregoing Persons, on the other hand, in all cases, to the extent that such communication (A) is not also to or from any officer, director, manager, employee or agent of Buyer, legal counsel to Buyer, or any other advisor to Buyer, and (B) arises out of or relates to (x) the preparation, negotiation and execution of this Agreement or any other agreement or document executed in connection with the Transactions, or (y) any transaction that the Acquired Companies may have considered as an alternative transaction to the Transactions; or

(ii) to or from Seller or any officer, director, manager, employee or agent any Acquired Company, McGuireWoods, the Acquired Companies’ accountants, the Acquired Companies’ financial advisors, or any other advisor to the Acquired Companies, on the one hand, and any officer, director, manager, employee, financial advisor, legal advisor, other advisor or representative of any Person that the Acquired Companies may have considered in connection with an alternative transaction to the Transactions, on the other hand.

(b) Notwithstanding that the Transactions constitute a sale of the equity of the Companies (rather than an asset sale), none of the Companies nor Buyer shall succeed to the Privileged and/or Confidential Communications. Seller shall succeed to the Privileged and/or Confidential Communications.

(c) Buyer acknowledges that after Closing, none of the Acquired Companies nor Buyer may unilaterally waive the attorney-client privilege with respect to any Privileged and/or Confidential Communications without the prior written consent of Seller.

Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts and delivered by Electronic Delivery, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 10.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be made in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by electronic mail, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer and, after the Closing, the Companies:

Ingevity Corporation

4920 O’Hear Avenue, Suite 400

North Charleston, South Carolina 29405

Attention: Legal and Compliance
Email: legal@ingevity.com

Copy to (which shall not constitute notice):

Baker & Hostetler LLP

2850 N. Harwood Street, Suite 1100

Dallas, Texas 75201

Attention: Todd Thorson; Ryan Gorsche

E-Mail: tthorson@bakerlaw.com; rgorsche@bakerlaw.com

If to Seller and, prior to the Closing, the Companies:

Ozark Holdings, Inc.

c/o Carr, Riggs & Ingram, LLC

901 Boll Weevil Circle, Suite 200

Enterprise, AL 36330

Attention: William H. Carr

Email: bcarr@cricpa.com

Copy to (which shall not constitute notice):

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Attention: Harrison L. Marshall, Jr.

Jake A. Mihalkanin

Email: hmarshall@mcguirewoods.com

jmihalkanin@mcguirewoods.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.9 Governing Law; Venue. Delaware law (without regard to any jurisdiction’s conflict-of-laws principles) shall exclusively govern all matters based upon, arising out of or relating in any way to this Agreement, the other Transaction Documents and the Transactions, including all Actions arising out of or relating to this Agreement as well as the interpretation, construction, performance and enforcement of this Agreement. The Parties agree that any Action brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Court of Chancery of the State of Delaware in New Castle County, Delaware unless the federal courts have exclusive jurisdiction on the matter, in which case, the United States District Court for the District of Delaware. Each of the Parties submits to the exclusive jurisdiction of such courts in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement, the other Transaction Documents or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

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Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.13 Expenses. Except as otherwise expressly set forth herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, that all the expenses of the Companies or the Business incurred prior to or at Closing shall be paid by Seller, except for Closing Transaction Expenses, which shall be paid on behalf of the Business, Acquired Companies and Seller in accordance with the terms set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, (a) the fees and expenses incurred in connection with the obligations to obtain Tail Policy set forth in Section 5.9 shall be paid by Buyer, (b) Buyer shall pay fifty percent (50%) of all fees and expenses relating to the Escrow Agent, and Seller shall be responsible for the other fifty percent (50%) of such fees and expenses, and (c) Buyer shall pay all premium, commissions, surplus line taxes, underwriting fees, and insurer due diligence fees in connection with the R&W Policy.

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Section 10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”. Where the context so requires, the singular shall include the plural and vice-versa. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to a specific Article, Section, Subsection or Disclosure Schedule shall refer, respectively, to Articles, Sections, Subsections or Disclosure Schedules of this Agreement. References herein to any gender includes each other gender. The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like. Each reference to “days” shall be to calendar days. Each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time.

Section 10.15 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.16 Disclosure Schedule. The Parties agree as follows: (a) the Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in Section 3.1 and ARTICLE IV; (b) all agreements, items, conditions and other matters contained in each section or subsection of the Disclosure Schedule are exceptions (as applicable) to the representations and warranties contained in the corresponding section or subsection of this Agreement; (c) where appropriate, any disclosure in any section or subsection in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty contained in any other section or subsection of this Agreement to the extent the relevance of such exception to such other section or subsection is reasonably apparent on its face; (d) disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement; (e) to the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by Seller that any such matter is material; and (f) the disclosure of any information concerning a matter in the Disclosure Schedule does not imply that any other undisclosed matter that has a greater significance or value is material.

Section 10.17 Electronic Delivery. This Agreement and any amendments hereto, to the extent actually delivered by means of e-mail or similar electronic delivery, including by means of facsimile (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.18 Specific Performance.

(a) The Parties acknowledge and agree that a Party’s breach of this Agreement would cause irreparable damage to the nonbreaching Party and that the nonbreaching Party will not have an adequate remedy at law. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of its covenants or obligations set forth in this Agreement, each of the other Parties will be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the breaching Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the breaching party under this Agreement, in addition to any other remedy to which the non-breaching Parties are entitled at law or in equity, including if applicable the right to terminate this Agreement. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the breaching Party. Each Party irrevocably waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) If Seller brings any Action before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement, then (i) the Outside Date shall automatically be extended by (A) the amount of time during which such Action is pending, plus 20 Business Days, or (B) such other time period established by the court presiding over such Action and (ii) as an additional remedy in the event specific performance is awarded by any Governmental Entity, Buyer shall reimburse Seller for its reasonable and documented out-of-pocket costs and expenses (including legal fees) incurred in connection with enforcing such remedy by adding the amount of such costs and expenses to “Closing Cash”.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or caused this Agreement to be duly executed, on and as of the date first written above.

BUYER:

INGEVITY CORPORATION

By:	/s/ John Fortson
Name:	John Fortson
Title:	President and Chief Executive Officer

Signature Page to Equity Purchase Agreement

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SELLER:

OZARK HOLDINGS, INC.

By:	/s/ Leon M. Gross, III
Name:	Leon M. Gross, III
Title:	President and Secretary

COMPANIES:

OZARK MATERIALS, LLC

By:	/s/ Leon M. Gross, III
Name:	Leon M. Gross, III
Title:	Manager

OZARK LOGISTICS, LLC

By:	/s/ Leon M. Gross, III
Name:	Leon M. Gross, III
Title:	Manager

Signature Page to Equity Purchase Agreement

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